UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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REXNORD CORPORATION
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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NOTICE OF ANNUAL MEETING

OF STOCKHOLDERS

on July 31, 2014

To the Stockholders of Rexnord Corporation:

Rexnord Corporation will hold its annual meeting of stockholders at Sebonack Golf Club, 405 Sebonac Road, Southampton, New York 11968 on Thursday, July 31, 2014, at 1:00 p.m. Eastern Time, for the following purposes:

1.	To elect three directors to serve for three-year terms expiring in fiscal 2018;

2.	To ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2015; and

3.	To transact such other business as may properly come before the meeting or any adjournment thereof.

Rexnord Corporation’s stockholders of record at the close of business on June 5, 2014, will be entitled to vote at the meeting or any adjournment of the meeting. If you are a stockholder and plan to attend the annual meeting in person, please refer to the section of this Proxy Statement titled “Commonly Asked Questions and Answers about the Annual Meeting.”

If you have questions, please direct them to Rexnord Corporation, Investor Relations, 4701 West Greenfield Avenue, Milwaukee, Wisconsin 53214. Please also contact Investor Relations if you would like directions to the annual meeting. We appreciate your interest in Rexnord and thank you for your continued support.

Your vote is important. To vote your shares, please mark, sign, date and return your proxy card or vote over the Internet or by telephone as soon as possible. Thank you for voting.

By order of the Board of Directors

Patricia M. Whaley
Vice President, General Counsel and Secretary

Milwaukee, Wisconsin

June 17, 2014

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on July 31, 2014. The proxy statement and annual report to security holders are available at http://www.astproxyportal.com/ast/17558.

The board of directors recommends the following votes:

1.	FOR each of the board’s nominees for election.

2.	FOR the ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2015.

You may vote in person or by using a proxy as follows:

• By internet:	Go to www.voteproxy.com. Have your proxy card available when you access the website. You will need the control number from your proxy card to vote.

• By telephone:	Call 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from other countries on a touch-tone telephone. Have your proxy card available when you access the website. You will need the control number from your proxy card to vote.

• By mail:	Complete, sign and date the proxy card, and return it in the postage paid envelope provided with the proxy material.

If you later find that you will be present at the meeting or for any other reason desire to revoke your proxy, you may do so at any time before it is voted.

4701 West Greenfield Avenue

Milwaukee, Wisconsin 53214

PROXY STATEMENT

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	42

PROPOSAL 2: RATIFICATION THE SELECTION OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2015	43

REPORT OF THE AUDIT COMMITTEE	44

AUDITORS	45
Fees and Services	45
Audit Committee Pre-Approval Policies and Procedures	45

ANNUAL MEETING OF STOCKHOLDERS

JULY 31, 2014

COMMONLY ASKED QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Q:	WHEN WILL THIS PROXY STATEMENT FIRST BE MAILED TO STOCKHOLDERS?

A:    Rexnord Corporation (“Rexnord”, “we” or the “Company”) expects to begin mailing this Proxy Statement to stockholders on or about June 26, 2014. The proxy material is also being made available to stockholders by Internet posting on or about June 26, 2014.

Q:	WHAT AM I VOTING ON?

A:    At the annual meeting you will be voting on two proposals:

1.	The election of three directors to serve for three-year terms expiring in fiscal 2018. This year’s board nominees are:

•	Thomas D. Christopoul

•	Peter P. Copses

•	John S. Stroup

2.	A proposal to ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2015.

Q:	WHAT ARE THE BOARD’S VOTING RECOMMENDATIONS?

A:    The board of directors is soliciting this proxy and recommends the following votes:

1.	FOR each of the board’s nominees for election.

2.	FOR the ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2015.

Q:	WHAT VOTE IS REQUIRED TO APPROVE EACH PROPOSAL?

A:    To conduct the annual meeting, a majority of the shares entitled to vote must be present in person or by duly authorized proxy. This is referred to as a “quorum.” Abstentions and shares that are the subject of broker non-votes will be counted for the purpose of determining whether a quorum exists; shares represented at a meeting for any purpose are counted in the quorum for all matters to be considered at the meeting. All of the voting requirements below assume that a quorum is present.

Directors are elected by a plurality of the votes cast in person or by proxy at the meeting, and entitled to vote on the election of directors. “Plurality” means that the individuals who receive the highest number of votes are elected as directors, up to the number of directors to be chosen at the meeting. Any votes attempted to be cast “against” a candidate are not given legal effect and are not counted as votes cast in the election of directors. Therefore, any shares that are not voted, whether by withheld authority, broker non-vote or otherwise, have no effect in the election of directors except to the extent that the failure to vote for any individual results in another individual receiving a relatively larger number of votes.

An affirmative vote of a majority of the shares represented at the meeting and entitled to vote thereon is required for the ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2015. Consequently, abstentions will act as a vote against this proposal.

Q:	WHAT IF I DO NOT VOTE?

A:    The effect of not voting will depend on how your share ownership is registered. If you own shares as a registered holder and you do not vote, then your unvoted shares will not be represented at the meeting and will not count toward the quorum requirement. If a quorum is obtained, then your unvoted shares will not affect whether a proposal is approved or rejected.

If you are a stockholder whose shares are not registered in your name and you do not vote, then your bank, broker or other holder of record may still represent your shares at the meeting for purposes of obtaining a quorum. In the absence of your voting instructions, your bank, broker or other holder of record may not be able to vote your shares in its discretion depending on the proposal before the meeting. Your broker may not vote your shares in its discretion in the election of directors; therefore, you must vote your shares if you want them to be counted in the election of directors. However, your broker may vote your shares in its discretion on routine matters such as the ratification of the Company’s independent registered public accounting firm.

Q:	WHO MAY VOTE?

A:    You may vote at the annual meeting if you were a stockholder of record as of the close of business on June 5, 2014, which is the “Record Date.” Each outstanding share of common stock is entitled to one vote on each matter presented. As of the Record Date, Rexnord had 101,282,209 shares of common stock outstanding. Any stockholder entitled to vote may vote either in person or by duly authorized proxy.

Q:	HOW DO I VOTE?

A:    We offer four methods for you to vote your shares at the annual meeting. While we offer four methods, we encourage you to vote through the Internet or by telephone as they are the most cost-effective methods. We also recommend that you vote as soon as possible, even if you are planning to attend the annual meeting, so that the vote count will not be delayed. Both the Internet and the telephone provide convenient, cost-effective alternatives to returning your proxy card by mail. There is no charge to vote your shares via the Internet, though you may incur costs associated with electronic access, such as usage charges from Internet access providers. If you choose to vote your shares through the Internet or by telephone, there is no need for you to mail your proxy card.

You may (i) vote in person at the annual meeting or (ii) authorize the persons named as proxies on the enclosed proxy card, Todd A. Adams, Mark W. Peterson and Patricia M. Whaley, to vote your shares by returning the enclosed proxy card by mail, through the Internet or by telephone.

• By internet:	Go to www.voteproxy.com. Have your proxy card available when you access the website. You will need the control number from your proxy card to vote.

• By telephone:	Call 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from other countries on a touch-tone telephone. Have your proxy card available when you call. You will need the control number from your proxy card to vote.

• By mail:	Complete, sign and date the proxy card, and return it in the postage paid envelope provided with the proxy material.

If your shares are not registered in your name, then you vote by giving instructions to the firm that holds your shares rather than using any of these four methods. Please check the voting form from the firm that holds your shares to see if it offers Internet or telephone voting procedures.

Q:	WHAT DOES IT MEAN IF I RECEIVE MORE THAN ONE PROXY CARD?

A:    It means your shares are held in more than one account. You should vote the shares on all of your proxy cards. You may help us reduce costs by consolidating your accounts so that you receive only one set of proxy material in the future. To consolidate your accounts, please contact our transfer agent, American Stock Transfer & Trust Company, LLC (“AST”), toll-free at 1-800-937-5449 or as otherwise provided in our annual report.

Q:	WHO WILL COUNT THE VOTE?

A:    AST, our transfer agent, will use an automated system to tabulate the votes. A representative of the Company will serve as the inspector of election.

Q:	WHO MAY ATTEND THE ANNUAL MEETING?

A:    All stockholders of record as of the close of business on June 5, 2014, may attend the annual meeting. However, seating is limited and will be on a first arrival basis.

To attend the annual meeting, please follow these instructions:

•	Bring proof of ownership of Rexnord common stock and a form of identification; or

•	If a broker or other nominee holds your shares, bring proof of ownership of Rexnord common stock through such broker or nominee and a form of identification.

Q:	CAN I CHANGE MY VOTE AFTER I RETURN OR SUBMIT MY PROXY?

A:    Yes. Even after you have submitted your proxy, you can revoke your proxy or change your vote at any time before the proxy is exercised by appointing a new proxy or by providing written notice to the Corporate Secretary or acting secretary of the meeting and by voting in person at the meeting. Presence at the annual meeting of a stockholder who has appointed a proxy does not in itself revoke a proxy.

Q:	MAY I VOTE AT THE ANNUAL MEETING?

A:    If you complete a proxy card, or vote through the Internet or by telephone, then you may still vote in person at the annual meeting. To vote at the meeting, please give written notice that you would like to revoke your original proxy to the Corporate Secretary or acting secretary of the meeting.

If a broker, bank or other nominee holds your shares and you wish to vote in person at the annual meeting you must obtain a proxy issued in your name from the broker, bank or other nominee; otherwise you will not be permitted to vote in person at the annual meeting.

Q:	WHO IS MAKING THIS SOLICITATION?

A:    This solicitation is being made on behalf of Rexnord by its board of directors. Rexnord will pay the expenses in connection with the solicitation of proxies. Upon request, Rexnord will reimburse brokers, dealers, banks and voting trustees, or their nominees, for reasonable expenses incurred in forwarding copies of the proxy material and annual report to the beneficial owners of shares which such persons hold of record. Rexnord will solicit proxies by mailing the proxy material to stockholders. Proxies may be solicited in person, or by telephone, e-mail or fax, by officers and regular employees of Rexnord who will not be separately compensated for those services.

Q:	WHEN ARE STOCKHOLDER PROPOSALS AND STOCKHOLDER NOMINATIONS DUE FOR THE FISCAL 2016 ANNUAL MEETING?

A:    We expect to hold our fiscal 2016 annual meeting of stockholders on July 30, 2015. Under Rule 14a-8 under the Securities Exchange Act of 1934, the Corporate Secretary must receive a stockholder proposal no later than February 26, 2015, in order for the proposal to be considered for inclusion in our proxy material for the fiscal 2016 annual meeting. To otherwise bring a proposal or nomination before the fiscal 2016 annual meeting, you must comply with our bylaws. Currently, our bylaws require written notice to the Corporate Secretary between March 3, 2015, and April 2, 2015. The purpose of this requirement is to assure adequate notice of, and information regarding, any such matter as to which stockholder action may be sought. If we receive your notice before March 3, 2015 or after April 2, 2015, then your proposal or nomination will be untimely. In addition, your proposal or nomination must comply with the procedural provisions of our bylaws. If you do not comply with these procedural provisions, your proposal or nomination can be excluded. Should the board nevertheless choose to present your proposal, the named proxies will be able to vote on the proposal using their best judgment.

Q:	WHAT IS THE ADDRESS OF THE CORPORATE SECRETARY?

A:    The address of the Corporate Secretary is:

Rexnord Corporation

Attn: Patricia M. Whaley

4701 West Greenfield Avenue

Milwaukee, Wisconsin 53214

Q:	WILL THERE BE OTHER MATTERS TO VOTE ON AT THIS ANNUAL MEETING?

A:    We are not aware of any other matters that you will be asked to vote on at the annual meeting. Other matters may be voted on if they are properly brought before the annual meeting in accordance with our bylaws. If other matters are properly brought before the annual meeting, then the named proxies will vote the proxies they hold in their discretion on such matters.

For matters to be properly brought before the annual meeting, we must have received written notice, together with specified information, by April 2, 2014. We did not receive notice of any matters by the deadline for this year’s annual meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL

OWNERS AND MANAGEMENT

The following table provides certain information regarding the beneficial ownership of our outstanding capital stock as of the June 5, 2014 Record Date for:

•	each person or group known to us to be the beneficial owner of more than 5% of our capital stock;

•	each of our current Named Executive Officers in the Summary Compensation Table;

•	each of our directors and director nominees; and

•	all of our current directors and executive officers as a group.

Beneficial ownership of shares is determined under the rules of the Securities and Exchange Commission (“SEC”) and generally includes any shares over which a person exercises sole or shared voting or investment power. Except as indicated by footnote, and subject to applicable community or marital property laws, each person identified in the table possesses sole voting and investment power with respect to all shares of common stock held by them. Shares of common stock subject to options currently exercisable or exercisable within 60 days of the Record Date and not subject to repurchase as of that date are deemed outstanding for the purpose of calculating the percentage of outstanding shares of the person holding these options, but are not deemed outstanding for the purpose of calculating the percentage of outstanding shares owned by any other person.

Name of Beneficial Owner			Shares Beneficially Owned	Percentage of Shares Outstanding
Apollo Management, L.P.	(1	)(16)	24,729,045	24.4%
T. Rowe Price Associates, Inc.	(2)		15,664,590	15.5%
JPMorgan Chase & Co.	(3)		7,370,716	7.3%

George M. Sherman	(4)		4,237,144	4.1%
Todd A. Adams	(5)		1,168,977	1.1%
Mark W. Peterson	(6)		54,617	*
Praveen R. Jeyarajah	(7)		531,560	*
Mark S. Bartlett	(8)		11,324	*
Laurence M. Berg	(9	)(16)	41,626	*
Thomas D. Christopoul	(10)		3,886	*
Peter P. Copses	(11	)(16)	41,626	*
Damian J. Giangiacomo	(12)		41,626	*
John M. Stropki	(13)		5,504	*
John S. Stroup	(14)		39,656	*
Current directors and executive officers as a group (11 persons)	(15)		6,177,546	5.9%

*	Indicates less than one percent
(1)

Based in part on a Schedule 13G/A filed by Apollo, dated February 4, 2014, as updated by the Form 4 filed by Apollo, dated June 3, 2014. Represents 12,882,423 shares of our common stock owned by Rexnord Acquisition Holdings I, LLC (“Rexnord I”) and 11,846,622 shares of our common stock owned by Rexnord Acquisition Holdings II, LLC (“Rexnord II” and, together with Rexnord I, the “Apollo Holders”). The Apollo Holders report shared voting power and shared dispositive power as to all of these shares. Apollo Investment Fund VI, L.P. (“AIF VI”) is the sole member of Rexnord I. Apollo Management VI, L.P. (“Management VI”) is the manager of each of the Apollo Holders, and of AIF VI. AIF VI Management, LLC (“AIF VI LLC”) is the general partner of Management VI, and Apollo Management, L.P. (“Apollo Management”) is the sole member and manager of AIF VI LLC. Apollo Management GP, LLC (“Management GP”) is the general partner of Apollo Management. Apollo Management Holdings, L.P.

(“Management Holdings”) is the sole member and manager of Management GP, and Apollo Management Holdings GP, LLC (“Holdings GP”) is the general partner of Management Holdings. Apollo Advisors VI, L.P. (“Advisors VI”) is the general partner of AIF VI, and Apollo Capital Management VI, LLC (“ACM VI”) is the general partner of Advisors VI. Apollo Principal Holdings I, L.P. (“Principal I”) is the sole member and manager of ACM VI. Apollo Principal Holdings I GP, LLC (“Principal I GP”) is the general partner of Principal I. Leon Black, Joshua Harris and Marc Rowan serve as the managers of Holdings GP and Principal I GP, and as such may be deemed to have voting and dispositive control over the shares of our common stock held by the Apollo Holders. The address of each of Rexnord I, Rexnord II, AIF VI, Advisors VI, ACM VI, Principal I and Principal I GP is One Manhattanville Road, Suite 201, Purchase, New York 10577. The address of each of Management VI, AIF VI LLC, Apollo Management, Management GP, Management Holdings and Holdings GP, and of Messrs. Black, Harris and Rowan, is c/o Apollo Management, L.P., 9 West 57th Street, 43rd Floor, New York, NY 10019.
(2)	T. Rowe Price Associates, Inc. (“T. Rowe Price”) filed a Schedule 13G/A dated February 10, 2014 reporting sole voting power as to 3,110,284 shares of common stock and sole dispositive power as to 15,664,590 shares of common stock as of January 31, 2014. The address of T. Rowe Price, which filed the report as an investment adviser, is 100 E. Pratt Street, Baltimore, MD 21202.
(3)	JPMorgan Chase & Co. (“JPMorgan”) filed a Schedule 13G/A dated January 21, 2014 reporting sole voting power as to 7,252,626 shares of common stock and sole dispositive power as to 7,370,716 shares of common stock as of December 31, 2013. JPMorgan filed the report as a parent holding company; the report identifies the following subsidiaries which hold or acquired the securities reported: JPMorgan Chase Bank, National Association; J.P. Morgan Investment Management Inc.; JPMorgan Asset Management (UK) Ltd.; and J.P. Morgan Trust Company of Delaware. The address of JPMorgan is 270 Park Avenue, New York, NY 10017.
(4)	Represents 527,929 shares of our common stock owned by Mr. Sherman, 70,097 shares held by Mr. Sherman’s spouse, 725,128 shares held by trusts of which Mr. Sherman’s spouse is a trustee, 374,195 shares held by a charitable trust of which Mr. Sherman and his spouse are trustees, and 2,539,795 shares subject to options that are exercisable by Mr. Sherman.
(5)	Includes options to purchase 1,126,977 shares held by Mr. Adams, but excludes 33,745 shares held in trusts for the benefit of Mr. Adams’ children as to which Mr. Adams does not have voting or dispositive power and therefore disclaims beneficial ownership.
(6)	Includes options to purchase 51,617 shares held by Mr. Peterson.
(7)	Includes options to purchase 391,134 shares held by Mr. Jeyarajah.
(8)	Represents options to purchase 11,324 shares held by Mr. Bartlett.
(9)	Represents options to purchase 41,626 shares held by Mr. Berg.
(10)	Represents options to purchase 3,886 shares held by Mr. Christopoul.
(11)	Represents options to purchase 41,626 shares held by Mr. Copses.
(12)	Represents options to purchase 41,626 shares held by Mr. Giangiacomo.
(13)	Represents 5,504 shares held by Mr. Stropki’s spouse.
(14)	Includes options to purchase 30,056 shares held by Mr. Stroup.
(15)	Includes an aggregate of options to purchase 4,279,667 shares held by all of our directors and executive officers as a group.
(16)	Messrs. Berg and Copses are affiliated with Apollo Management, L.P. (together with its affiliates, referred to herein as “Apollo”), each serving as a senior partner of Apollo and/or certain of its affiliates, and as such may be deemed a beneficial owner of the shares owned by Rexnord I and Rexnord II; however, such shares are not included in the individuals’ reported ownership above and each such person disclaims beneficial ownership of any such shares. The address of each such person and Apollo is c/o Apollo Management, L.P., 9 West 57th Street, 43rd Floor, New York, NY 10019.

PROPOSAL 1: ELECTION OF DIRECTORS

Nominees for Election at this Meeting

Our bylaws provide that the number of directors shall be not less than eight nor more than 15, with the number to be set by the board from time to time. The board of directors currently has nine directors. The board sets its size so that the board will possess, in the aggregate, the strategic, managerial and financial skills and experience necessary to fulfill its duties and to achieve its objectives and to maintain a sufficient number of independent directors.

Our board of directors is divided into three classes. The members of each class serve staggered, three-year terms. Upon the expiration of the term of a class of directors, directors in that class will be elected for three-year terms at the annual meeting of stockholders in the year in which their term expires. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of our directors. At each annual meeting, our stockholders will elect the successors to one class of our directors. Our executive officers and key employees serve at the discretion of our board of directors. Directors may be removed for cause by the affirmative vote of the holders of a majority of our common stock.

This year’s board nominees for election for terms expiring at the fiscal 2018 annual meeting are Thomas D. Christopoul, Peter P. Copses and John S. Stroup.

It is our policy that the board of directors should reflect a broad variety of experience and talents. When the Nominating and Corporate Governance Committee of the board determines which directors to nominate for election at any meeting of stockholders, or appoints a new director between meetings, it reviews our director selection criteria and seeks to choose individuals who bring a variety of expertise to the board within these criteria. For further information about the criteria used to evaluate board membership, see “Selection Criteria for Directors” below.

Until February 5, 2014, the Company qualified for the “controlled company” exemption from certain New York Stock Exchange corporate governance standards, as a result of the former majority ownership of the Company’s outstanding common stock by Apollo Management VI, L.P. (together with its affiliates, referred to herein as “Apollo”). As part of transitioning into full compliance with New York Stock Exchange rules related to the independence of directors on the board and certain committees, the Company sought a new board member during fiscal 2014. John M. Stropki was elected to the board, and was placed in the class of directors whose terms expire at the fiscal 2017 annual meeting, effective January 16, 2014. The Nominating and Corporate Governance Committee conducted the search in fiscal 2014 for the new director and hired Spencer Stuart, a search firm, in connection with that process. Mr. Stropki was first suggested to the Nominating and Corporate Governance Committee for consideration as a nominee by Spencer Stuart.

Pursuant to a now-terminated nominating agreement between the Company and Apollo and certain provisions of our bylaws that are no longer in effect, Apollo had the right, until Apollo no longer beneficially owned at least 33 1/3% of our outstanding common stock, to nominate three designees to our board of directors. See “Certain Relationships and Related Party Transactions – Former Nominating Agreement.” Mr. Copses, who is a nominee for election at the fiscal 2015 annual meeting, and Laurence M. Berg and Damian J. Giangiacomo, whose terms expire in future years, were all originally designated by Apollo pursuant to the former nominating agreement and no-longer-effective bylaw provisions. As of June 3, 2014, Apollo no longer beneficially owned at least 33 1/3% of our outstanding common stock; therefore, the nominating agreement and the bylaw provisions granting certain rights to Apollo are no longer in effect.

The following is information about the experience and attributes of the director nominees and Rexnord’s other directors. Together, the experience and attributes included below provide the reasons that these individuals were selected for board membership and/or nominated for re-election, as well as why they continue to serve on the board.

Nominees for Election for Terms Expiring at the Fiscal 2018 Annual Meeting

Thomas D. Christopoul

Director since 2013

Mr. Christopoul, age 49, became a director in February 2013. Mr. Christopoul is a Senior Managing Director in the Real Estate Group at Guggenheim Partners, a position he has held since April 2013. Previously, he was a senior advisor at Falconhead Capital, LLC, a boutique private equity firm in New York City, since 2009, and served as executive chairman of two of Falconhead’s portfolio companies – GPSi Holdings, LLC and Rita’s Water Ice Franchise Company. Mr. Christopoul is also an active venture capital investor through Somerset Shore Associates, Inc., a private investment company he founded in 2006. Further, Mr. Christopoul is non-executive chairman of Hudson Cross, LLC, a travel industry consulting partnership. Mr. Christopoul also serves as a director, member of the audit committee and chairman of the compensation committee of the board of directors of Apollo Residential Mortgage, Inc., and serves on the boards of directors of several private companies. Prior to joining Falconhead in 2009, Mr. Christopoul was president and chief executive officer of Resources Connection, Inc., a multi-national professional services firm from 2008 to 2009; prior thereto, he was an independent member on Resources’ board of directors from 2006 to 2008. The board appointed Mr. Christopoul as a director due to his significant and varied business experience, as well as his ability to serve as an “independent” director of Rexnord.

Peter P. Copses

Director since 2006

Mr. Copses, age 55, became director in 2006 upon consummation of the Apollo acquisition. Mr. Copses is a Senior Partner of Apollo Management, L.P., where he has worked since 1990. Prior to joining Apollo, Mr. Copses was an investment banker at Drexel Burnham Lambert, and subsequently at Donaldson, Lufkin & Jenrette Securities, primarily concentrating on the structuring, financing and negotiation of mergers and acquisitions. Mr. Copses is also Chairman of the Board of Claire’s Stores, Inc. and has previously served as a director of CKE Restaurants, Inc. Mr. Copses serves on our board of directors because he has significant experience making and managing private equity investments on behalf of Apollo and has over 25 years of experience financing, analyzing and investing in public and private companies. Therefore, Apollo initially appointed Mr. Copses to the board pursuant to a stockholders agreement; after our initial public offering, Mr. Copses continued to serve as a director designated by Apollo pursuant to the now-terminated nominating agreement.

John S. Stroup

Director since 2008

Mr. Stroup, age 48, became a director in 2008. Mr. Stroup is currently president and chief executive officer and a member of the board of directors of Belden Inc., a company listed on the New York Stock Exchange that designs, manufactures, and markets cable, connectivity, and networking products in markets including industrial automation, enterprise, transportation, infrastructure, and consumer electronics. Prior to joining Belden Inc. in 2005, Mr. Stroup was employed by Danaher Corporation, a manufacturer of process/environmental controls and tools and components. At Danaher, Mr. Stroup initially served as Vice President, Business Development. He was promoted to President of a division of Danaher’s Motion Group and later to Group Executive of the Motion Group. Prior to that, he was Vice President of Marketing and General Manager with Scientific Technologies Inc. Mr. Stroup serves on our board of directors because he has significant experience in strategic planning and general management of business units of public companies (including as chief executive officer).

The board recommends that you vote “FOR” each of the three nominees.

Shares represented by proxies will be voted according to instructions on the proxy card or delivered via the Internet or telephone. Only cards clearly indicating a vote “withheld” will be considered as a vote withheld from the nominees. Any votes attempted to be cast “against” a candidate are not given legal effect and are not counted as votes cast in the election of directors. In the unlikely event that the board learns prior to the annual meeting that a nominee is unable or unwilling to act as a director, which is not foreseen, the proxies will be voted with discretionary authority for a substitute nominee designated by the board of directors.

Continuing Directors Not Standing for Election at this Meeting

Directors Continuing to Serve Until the Fiscal 2016 Annual Meeting

Todd A. Adams

Director since 2009

Mr. Adams, age 43, became our President, Chief Executive Officer and a director in 2009. Mr. Adams joined us in 2004 and has served in various roles including Chief Financial Officer and President of the Water Management. Prior to joining us, Mr. Adams held various positions at The Boeing Company, APW Ltd. and Applied Power Inc. (currently Actuant Corporation). Mr. Adams currently serves as a director of Generac Holdings Inc. Mr. Adams serves on our board of directors because he has significant experience in the manufacturing industry and an in-depth knowledge of Rexnord and our business and because he is our Chief Executive Officer.

Laurence M. Berg

Director since 2006

Mr. Berg, age 48, became a director in 2006 upon consummation of the Apollo acquisition. Mr. Berg is a Senior Partner of Apollo Management, L.P., where he has worked since 1992. Prior to joining Apollo, Mr. Berg was a member of the Mergers and Acquisition Group at Drexel Burnham Lambert, an investment banking firm. Mr. Berg is also a director of Jacuzzi Brands Corp., Panolam Industries International, Inc. and Georgia Holdings Inc. (the parent company of McGraw-Hill Education Holdings, LLC), and has previously served as a director of ABC Supply Co. Inc., Connections Academy LLC, Bradco Supply Corp., Educate, Inc., GNC Corp., Goodman Global Holdings, Inc., Hayes Lemmerz International, Inc. and Rent A Center, Inc. Mr. Berg serves on our board of directors because he has significant experience making and managing private equity investments on behalf of Apollo and has over 20 years of experience financing, analyzing and investing in public and private companies. In addition, Mr. Berg worked with the diligence team for Apollo at the time of the Apollo acquisition and has worked closely with our management since that time. Therefore, Apollo initially appointed Mr. Berg to the board pursuant to a stockholders agreement; after our initial public offering, Mr. Berg continued to serve as a director designated by Apollo pursuant to the now-terminated nominating agreement.

George M. Sherman

Director since 2002

Mr. Sherman, age 72, has been our Non-Executive Chairman and a director since 2002. Mr. Sherman is a principal of Cypress Group LLC. Mr. Sherman served as the non-executive Chairman of Jacuzzi Brands Corp. until 2013 and served as the Chairman of Campbell Soup Company from 2001 to 2004. Prior to his service with Campbell Soup, Mr. Sherman was the President and Chief Executive Officer at Danaher Corporation from 1990 to 2001. Prior to joining Danaher, he was Executive Vice President at Black & Decker Corporation. Mr. Sherman initially became our Non-Executive Chairman pursuant to a management consulting agreement that terminated in November 2012. Mr. Sherman serves on our board of directors because he has significant experience and expertise in the manufacturing industry (including as chief executive officer), mergers and acquisitions and strategy development and continues to serve because of his in-depth knowledge of Rexnord and our business.

Directors Continuing to Serve Until the Fiscal 2017 Annual Meeting

Mark S. Bartlett

Director since 2012

Mr. Bartlett, age 63, became a director in 2012. Mr. Bartlett is a retired Ernst & Young LLP (“E&Y”) partner. Mr. Bartlett joined E&Y in 1972 and worked there until his retirement in 2012, including having served as Managing Partner of E&Y’s Baltimore office and as Senior Client Service Partner for the Mid-Atlantic Region. Mr. Bartlett is a certified public accountant and has extensive experience serving global manufacturers, as well as companies in other industries. Mr. Bartlett also has experience in mergers and acquisitions, SEC rules and regulations, public offerings and financing alternatives. Mr. Bartlett currently serves as a director and member of the audit committee and the executive compensation committee of T. Rowe Price Group, Inc. The board appointed Mr. Bartlett as a director due to his significant accounting experience, as well as his expertise in the manufacturing industry, and in mergers and acquisitions and securities regulation, and his ability to serve as an “independent” director of Rexnord.

Damian J. Giangiacomo

Director since 2006

Mr. Giangiacomo, age 37, became a director in 2006. Mr. Giangiacomo is the managing member of Nexus Partners LLC, an SEC-registered investment advisor specializing in leveraged buyouts and distressed investments, a position he has held since March 2013. Previously, Mr. Giangiacomo was a private equity investment professional at Apollo Management, L.P. from 2000 to 2013. Prior to joining Apollo, Mr. Giangiacomo was an investment banker at Morgan Stanley & Co. Mr. Giangiacomo has previously served as a director of Georgia Holdings, LLC (parent of McGraw-Hill Global Education Holdings, LLC), Jacuzzi Brands Corp., Connections Academy LLC and Linens N’ Things, Inc. Mr. Giangiacomo serves on our board of directors because he has significant experience making and managing private equity investments and has over 10 years of experience financing, analyzing and investing in public and private companies. Apollo initially appointed Mr. Giangiacomo to the board pursuant to a stockholders agreement; after our initial public offering, Mr. Giangiacomo continued to serve as a director designated by Apollo pursuant to the now-terminated nominating agreement.

John M. Stropki

Director since 2014

Mr. Stropki, age 63, became a director in January 2014. Mr. Stropki is the retired chairman, chief executive officer and president of Lincoln Electric Holdings, Inc., a global manufacturer of welding, cutting and brazing products. Mr. Stropki served for more than 40 years in a variety of progressively more responsible roles at Lincoln Electric Holdings, Inc., including as its chairman, chief executive officer and president from 2004 to 2012 and its executive chairman until December 2013. Mr. Stropki currently serves as a director of The Sherwin-Williams Company (including as a member of its compensation and management development committee and chair of its nominating and corporate governance committee) and Hyster-Yale Materials Handling, Inc. (including as a member of its compensation committee and its nominating and corporate governance committee). The board appointed Mr. Stropki as a director due to his significant management and leadership experience, including as chief executive officer and chairman at a global industrial company with a long history of financial improvement; his experience on other public company boards; and his ability to serve as an “independent” director of Rexnord.

Selection Criteria for Directors

The Company believes it is important for its board to be comprised of individuals with diverse backgrounds, skills and experiences. All board members are expected to meet Rexnord’s board member selection criteria, which are listed below:

•	Personal and professional integrity, ethics and values.

•	Experience in corporate or financial management, such as serving as an officer or former officer of a publicly held company.

•	Experience in the Company’s industry and with relevant social policy concerns.

•	Experience as a board member of another publicly held company.

•	Academic expertise in an area of the Company’s operations or financial or other areas relevant to the Company.

•	Practical and mature business judgment.

•	Such other criteria as the board or the nominating and corporate governance committee may from time to time determine.

In addition to the board member selection criteria identified above, the board and the Nominating and Corporate Governance Committee review the board’s composition annually to ensure the right mix of skills, experience and background needed for the foreseeable future and will change the membership mix of the board as required to meet such needs. Important skills and experiences currently identified are as follows:

•	Significant chief executive officer and/or chief operating officer experience in a publicly traded company, or a major division of a publicly traded company.

•	International experience, with an understanding of conducting business on a global basis.

•

Financial and accounting skills and experience in a public accounting firm or a public company, preferably with controller and/or chief financial officer experience, in order to fulfill the SEC requirements of an audit committee “financial expert.”

•	Relevant manufacturing management background from a well respected manufacturing-based company.

•

Considerable human resources management experience involving the design of both short and long-term compensation programs, an understanding of benefit plans and experience managing succession planning and leadership development for a successful company.

•	Experience in one or more of the industries that are served by the Company.

In addition, the Company’s Corporate Governance Guidelines provide that, if a director experiences a significant change in employment status from the status when that director was most recently elected to the board, the director must inform the chairperson of the change and offer a letter of resignation. The Nominating and Corporate Governance Committee will evaluate the director’s change in status and the board will then decide whether to accept or decline the director’s resignation. The Corporate Governance Guidelines also provide that, as a general policy, executive officers of the Company who are directors will resign from the board upon the termination of their employment with the Company. Further, the Corporate Governance Guidelines require directors to advise the chairperson of the board and the chairperson of the Nominating and Corporate Governance Committee in advance of accepting an invitation to serve on another board. A non-executive director of the board may serve as a director of another public company only to the extent such position does not conflict or interfere with such person’s service as a director of the Company; an executive director may not serve as a director of another public company without the board’s consent.

See “– Nominees for Election at this Meeting” above and “Certain Relationships and Related Party Transactions – Former Nominating Agreement” for certain rights that Apollo previously had to nominate certain directors.

The Company’s Corporate Governance Guidelines and Nominating and Corporate Governance Committee Charter state that the Nominating and Corporate Governance Committee will identify candidates without regard to any candidate’s race, color, disability, gender, national origin, religion or creed. The board believes that the use of the Nominating and Corporate Governance Committee’s general criteria, along with non-discriminatory policies, will best promote a board that shows diversity in many respects.

CORPORATE GOVERNANCE

Board of Directors Meetings

Directors are expected to attend each regular and special meeting of the board of directors and each board committee of which the director is a member. The board of directors held four meetings during fiscal 2014. All of the then-current directors attended at least 75% of the total meetings of the board and the committees of the board on which they served during fiscal 2014. The board holds regular meetings at least four times per year, including a meeting in connection with the annual stockholders meeting. It is the Company’s policy that the board will hold an executive session at each regularly scheduled meeting without members of the Company’s management present; Mr. Sherman presides at those executive sessions. Upon the request of any independent director (and in any event, not less than annually), the board will hold an executive session without any director who is not an independent director. Directors are expected to attend the annual meeting of stockholders. All of the then-serving directors attended the annual meeting of stockholders held in fiscal 2014, other than Messrs. Martinez and Stroup.

Director Independence

Until February 5, 2014, we qualified for the “controlled company” exemption from certain New York Stock Exchange corporate governance standards as a result of Apollo’s former majority ownership of our outstanding common stock. Because we no longer qualify as a “controlled company,” we are required, subject to a permitted “phase-in” period that expires by February 5, 2015, to have a majority of independent directors on our board of directors (which we currently do) and have compensation and nominating/corporate governance committees composed entirely of independent directors. Under New York Stock Exchange rules, we are required to have a fully-independent audit committee, which we currently do.

The board of directors has affirmatively determined that each of Messrs. Bartlett, Christopoul, Giangiacomo, Stropki and Stroup are independent on the basis that they had no relationships with the Company that would be prohibited under the independence standards of the New York Stock Exchange. In making its determination, the board considered that Mr. Bartlett was, until 2012, a partner at E&Y and that E&Y has served as Rexnord’s independent registered public accounting firm since 2006; however, because Mr. Bartlett did not personally work on E&Y’s audit of Rexnord or provide any other services to the Company, the board determined that such former relationship would not impair Mr. Bartlett’s independent judgment in carrying out his responsibilities as a member of the board. In addition, Mr. Bartlett serves as a director of T. Rowe Price Associates, Inc., which is a greater-than-5% holder of Rexnord’s outstanding common stock. Since Mr. Bartlett is not involved in investment decisions by T. Rowe Price or its other decisions relating to ownership or voting of Company common stock, the board determined that such relationship does not affect Mr. Bartlett’s independence. The board also considered that Mr. Christopoul currently serves as a director, member of the audit committee and chairman of the compensation committee of the board of directors of Apollo Residential Mortgage, Inc., a portfolio company of Apollo, our largest stockholder; however, because Mr. Christopoul is not an employee of Apollo and does not receive remuneration directly from Apollo in his capacity as a director of Apollo Residential Mortgage, Inc., the board determined that such position would not impair Mr. Christopoul’s independent judgment in carrying out his responsibilities as a member of the board. The board also considered that Mr. Giangiacomo was, until March 2013, employed by Apollo and was previously designated to serve on the board pursuant to the now-terminated nominating agreement with Apollo; however, because Mr. Giangiacomo is no longer an employee of Apollo and does not receive remuneration from Apollo and because the nominating agreement is no longer in effect, the board determined that such position would not impair Mr. Giangiacomo’s independent judgment in carrying out his responsibilities as a member of the board. See “Certain Relationships and Related Party Transactions” for information about Rexnord’s policies and practices regarding transactions with members of the board.

Board Leadership Structure

The Company has no formal policy regarding the separation or combination of the position of Chairperson and CEO; however, it believes that in the Company’s current circumstances it is advantageous to separate those positions. From time to time, the board reviews and considers the optimal board leadership structure.

Mr. Sherman has served as Non-Executive Chairman of the Board since 2002. Mr. Sherman previously had the right to serve in that role pursuant to a former management consulting agreement with the Company that was terminated in November 2012. The Company believes that having Mr. Sherman continue to serve as Chairman is appropriate at the current time because he has significant experience and expertise in the manufacturing industry (including as chief executive officer), mergers and acquisitions and strategy development and has in-depth knowledge of Rexnord and its business.

Board’s Role in Risk Oversight

It is management’s responsibility to manage the Company’s enterprise risks on a day-to-day basis. Through regular updates and the strategic planning process, the board of directors oversees management’s efforts to ensure that they effectively identify, prioritize, manage and monitor all material business risks to Rexnord’s strategy. In addition, the board delegates certain risk management oversight responsibilities to its committees. The Audit Committee reviews and discusses the Company’s material financial and other risk exposures and the steps management has taken to identify, monitor and control such risks. The Compensation Committee is responsible for overseeing the Company’s compensation programs, including related risks.

Board Committees

The board of directors has four standing committees: the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Executive Committee. The committees on which our directors currently serve, and the chairs of those committees, are identified in the following table:

Director	Audit	Compensation	Nominating and Corporate Governance	Executive
Todd A. Adams				X
Mark S. Bartlett	Chair		X
Laurence M. Berg		Chair	Chair	X
Thomas D. Christopoul	X
Peter P. Copses
Damian J. Giangiacomo
George M. Sherman				Chair
John M. Stropki		X	X
John S. Stroup	X	X

Audit Committee

The Audit Committee held four meetings during fiscal 2014. The current members of the Audit Committee are Messrs. Bartlett (Chair), Christopoul and Stroup. Our board of directors has determined that each of Messrs. Bartlett, Christopoul and Stroup qualifies as an “audit committee financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K and that each of Messrs. Bartlett, Christopoul and Stroup is independent as independence is defined in Rule 10A-3 of the Exchange Act and under the New York Stock Exchange listing standards.

The principal duties and responsibilities of our Audit Committee are as follows:

•	to prepare the annual Audit Committee report to be included in our annual proxy statement;

•	to oversee and monitor our financial reporting process;

•	to oversee and monitor the integrity of our financial statements and internal control system;

•	to oversee and monitor the independence, retention, performance and compensation of our independent auditor;

•	to oversee and monitor the performance, appointment and retention of our senior internal audit staff person;

•	to discuss, oversee and monitor policies with respect to risk assessment and risk management;

•	to oversee and monitor our compliance with legal and regulatory matters; and

•	to provide regular reports to the board.

The Audit Committee also has the authority to retain counsel and advisors to fulfill its responsibilities and duties and to form and delegate authority to subcommittees.

Compensation Committee

The Compensation Committee held four meetings during fiscal 2014. The current members of the Compensation Committee are Messrs. Berg (Chair), Stropki and Stroup. Through May 5, 2014, Messrs. Giangiacomo and Sherman also served on the Compensation Committee but are no longer members of the Committee as a result of the Committee transitioning to become fully composed of independent directors by February 2015. The principal duties and responsibilities of the Compensation Committee are as follows:

•

to review, evaluate and make recommendations to the full board of directors regarding our compensation policies and programs, including the ability to retain consultants to advise the Committee on such matters;

•

to review and approve the compensation of our chief executive officer, other officers and key employees, including all material benefits, option or stock award grants and perquisites and all material employment agreements, confidentiality and non-competition agreements;

•

to review and recommend to the board of directors a succession plan for the chief executive officer and development plans for other key corporate positions as shall be deemed necessary from time to time;

•	to review and make recommendations to the board of directors with respect to our incentive compensation plans and equity-based compensation plans;

•	to administer incentive compensation and equity-related plans;

•	to review and make recommendations to the board of directors with respect to the financial and other performance targets that must be met;

•	to set and review the compensation of members of the board of directors; and

•	to prepare an annual compensation committee report and take such other actions as are necessary and consistent with the governing law and our organizational documents.

In reliance on the transition rules for companies that were formerly “controlled companies” under the New York Stock Exchange rules, we currently do not have a Compensation Committee composed entirely of independent directors, although it is composed of a majority of independent directors. None of the members of our Compensation Committee during fiscal 2014 was, and none of the current members of our Compensation Committee is, a current or former employee of the Company. We are required to have a Compensation Committee composed entirely of independent directors by February 5, 2015.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee of Rexnord Corporation held four meetings during fiscal 2014. The current members of the Nominating and Corporate Governance Committee are Messrs. Berg (Chair), Bartlett and Stropki. Through May 5, 2014, Messrs. Copses and Sherman also served on the Nominating and Corporate Governance Committee but are no longer members of the Committee as a result of the Committee transitioning to become fully composed of independent directors by February 2015. The principal duties and responsibilities of the Nominating and Corporate Governance Committee are as follows:

•	to identify candidates qualified to become directors of the Company, consistent with criteria approved by our board of directors;

•

to recommend to our board of directors nominees for election as directors at the next annual meeting of stockholders or a special meeting of stockholders at which directors are to be elected, as well as to recommend directors to serve on the other committees of the board;

•	to recommend to our board of directors candidates to fill vacancies and newly created directorships on the board of directors;

•	to identify best practices and recommend corporate governance principles, including giving proper attention and making effective responses to stockholder concerns regarding corporate governance;

•	to develop and recommend to our board of directors guidelines setting forth corporate governance principles applicable to the Company; and

•	to oversee the evaluation of our board of directors and senior management.

In reliance on the transition rules for companies that were formerly “controlled companies” under the New York Stock Exchange rules, we do not have a Nominating and Corporate Governance Committee composed entirely of independent directors, although it is composed of a majority of independent directors. We are required to have a Nominating and Corporate Governance Committee composed entirely of independent directors by February 5, 2015.

The Nomination Process

At an appropriate time prior to each annual meeting of stockholders at which directors are to be elected, the Nominating and Corporate Governance Committee recommends to the board for nomination by the board such candidates as the Nominating and Corporate Governance Committee, in the exercise of its judgment, has found to be well qualified and willing and available to serve. In addition, the Nominating and Corporate Governance Committee recommends candidates to serve on the board at other times during the year, as needed. For example, as part of transitioning into full compliance with New York Stock Exchange rules related to the independence of directors on the board and certain committees, the Company sought a new board member during fiscal 2014. Consequently, the Nominating and Corporate Governance Committee recommended that Mr. Stropki be added to the board during fiscal 2014.

The Nominating and Corporate Governance Committee will identify and consider candidates suggested by outside directors, management and/or stockholders and evaluate them in accordance with its established criteria. Any recommendations for consideration by the Nominating and Corporate Governance Committee should be sent to the Corporate Secretary in writing, together with appropriate biographical information concerning each proposed nominee, at least 120 days but not more than 150 days prior to the first anniversary of the date of the preceding year’s annual meeting. Our bylaws also set forth certain requirements for stockholders wishing to nominate director candidates directly for consideration by stockholders. For more information, see “Commonly Asked Questions and Answers About the Annual Meeting – When are stockholder proposals and stockholder nominations due for the fiscal 2016 annual meeting” above.

Executive Committee

The Executive Committee did not meet during fiscal 2014, although it did take action from time to time by written consent. The current members of the Executive Committee are Messrs. Sherman (Chair), Adams and Berg. Mr. Giangiacomo was a member of the Executive Committee until October 31, 2013. The primary duty and responsibility of the Executive Committee is to act on behalf of the board of directors in between meetings of the full board, as necessary or appropriate.

Communications with the Board

Any communications to the board of directors should be sent to Rexnord’s headquarters office, 4701 West Greenfield Avenue, Milwaukee, Wisconsin 53214, in care of Rexnord’s Corporate Secretary. Any communication sent to the board in care of the Corporate Secretary or any other corporate officer is forwarded to the board. There is no screening process, and any communication will be delivered directly to the director or directors to whom it is addressed. Any other procedures which may be developed, and any changes in those procedures, will be posted as part of our Corporate Governance Guidelines on Rexnord’s website at www.rexnord.com/investors.

Availability of Code of Business Conduct and Ethics, Committee Charters and Other Corporate Governance Documents

We have a Code of Business Conduct and Ethics that applies to all of our officers, directors and employees, including our principal executive officer, principal financial officer and principal accounting officer, or persons performing similar functions. These standards are designed to deter wrongdoing and to promote honest and ethical conduct. The Code of Business Conduct and Ethics is posted on our website at www.rexnord.com/investors. Any substantive amendment to, or waiver from, any provision of the Code of Business Conduct and Ethics with respect to any senior executive or financial officer will also be posted on our website. The information contained on or accessible from our website is not part of this Proxy Statement.

In addition, the board has adopted Corporate Governance Guidelines and a written charter for each of the Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and Executive Committee. The Corporate Governance Guidelines and the charters are available on the Company’s website at www.rexnord.com.

Directors’ Compensation

The table below summarizes the compensation we paid to persons who were non-employee directors of the Company for the fiscal year ended March 31, 2014.

Name	Fees earned or Paid in Cash ($)	Stock Awards ($)	Option Awards (1) ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
George M. Sherman	$250,000	$—	$—	$—	$—	$—	$250,000
Mark S. Bartlett	70,000	—	90,040	—	—	—	160,040
Laurence M. Berg	48,000	—	—	—	—	—	48,000
Thomas D. Christopoul	60,000	—	—	—	—	—	60,000
Peter P. Copses	47,000	—	—	—	—	—	47,000
Damian J. Giangiacomo	54,000	—	—	—	—	—	54,000
Steven Martinez (2)	33,000	—	—	—	—	—	33,000
John M. Stropki (3)	15,000	—	90,044	—	—	—	105,044
John S. Stroup	60,000	—	90,040	—	—	—	150,040

(1)	During fiscal 2014, each of the then-independent directors, other than Mr. Christopoul (who had received a grant in February 2013 upon joining the board), received an option grant; however, no options were granted to the other non-employee directors. The amounts reported reflect the grant date fair value computed in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718 (“ASC 718”) for option awards under the Rexnord Corporation 2012 Performance Incentive Plan. ASC 718 requires the Company to recognize compensation expense for stock options and other stock-related awards granted to our employees and directors based on the estimated fair value of the equity instrument at the time of grant. For a discussion of the assumptions and methodologies used to calculate the amounts reported in this column, please see the discussion of option awards contained in Part II, Item 8, Note 15 – Stock Options, to our audited consolidated financial statements included in our Annual Report on Form 10-K for fiscal 2014.
(2)	Resigned as a director as of January 16, 2014.
(3)	Mr. Stropki was appointed to the board of directors on January 16, 2014. Mr. Stropki receives a standard compensation package for independent directors and, upon his appointment, received a grant of options. Information related to Mr. Stropki in the table reflects his compensation from the date he joined the board.

The following table presents the aggregate number of outstanding unexercised options (including, in the case of Messrs. Bartlett, Christopoul, Stropki and Stroup, options that have not yet vested) held by each of our non-employee directors as of March 31, 2014.

Director	Number of Options Outstanding
George M. Sherman	2,539,795
Mark S. Bartlett	22,720
Laurence M. Berg	41,626
Thomas D. Christopoul	11,657
Peter P. Copses	41,626
Damian J. Giangiacomo	41,626
Steven Martinez	—
John M. Stropki	9,409
John S. Stroup	41,452

Narrative to Directors’ Compensation Table

In fiscal 2014, we paid certain fees to our non-employee directors, as described below. In addition, all of our non-employee directors were eligible in fiscal 2014 to receive equity-based awards from time to time on a discretionary basis; in accordance with our director compensation program, independent directors received annual equity grants. All directors also receive reimbursement for all reasonable out-of-pocket expenses incurred in connection with their duties as a director. Directors who are also employees of the Company receive no additional compensation for their service as directors. See the executive compensation disclosures below for information related to Mr. Adams’ compensation in fiscal 2014.

In fiscal 2014, Mr. Sherman received a fee of $250,000 for his service as Chairman of the Board, which he will again receive in fiscal 2015; however, beginning in fiscal 2013, Mr. Sherman elected to no longer receive the cash retainer and meeting fees that other non-employee directors receive. In fiscal 2014, Messrs. Berg, Copses and Giangiacomo (i.e., the directors originally designated by Apollo) received an annual cash retainer of $40,000, paid quarterly after each fiscal quarter of service, and a fee of $2,000 for each board meeting attended in person (50% of the meeting fee is paid for board meetings attended by teleconference); Mr. Martinez (who was also appointed by Apollo) received prorated fees based on his partial year of service. The amount of the fees for the directors appointed by Apollo was set forth in the stockholders agreements executed in 2006, when Apollo became a major stockholder of Rexnord. Those stockholders agreements have subsequently been terminated (except for certain registration rights); however, the fees remain in effect. The fees to be paid to Messrs. Berg and Copses will remain the same in fiscal 2015. In fiscal 2015, Mr. Giangiacomo will receive compensation as an independent director in accordance with the Company’s program.

In fiscal 2014, each independent director received annual cash compensation of $60,000, inclusive of board and committee meeting attendance fees; cash fees are paid quarterly assuming attendance at the regular quarterly meeting. Each independent director also received an annual option grant in an amount equal to $90,000 as of the date of grant (subject to some variation if there is a delay between the determination date and the formal grant); such options vest in equal installments over three years beginning on the first anniversary following the grant date (one-third each year). In addition, the chair of the Audit Committee received a $10,000 annual cash retainer and the chair of the Compensation Committee received a $6,000 annual cash retainer. Cash amounts were prorated for partial year service. The compensation to be paid to independent directors will remain the same in fiscal 2015. Further, as described in “–Ownership Guidelines for Directors” below, independent directors are required to own a certain amount of Rexnord common stock.

In accordance with the director compensation program, each of the then-independent directors received an option grant in fiscal 2014, except for Mr. Christopoul, who had received an option grant in February 2013 upon joining the board and, therefore, did not receive another grant in fiscal 2014. On May 23, 2013, Messrs. Bartlett and Stroup each received an option to purchase 11,470 shares at an exercise price of $19.00 per share, which was the closing trading price on the New York Stock Exchange on the date of the grant. On January 16, 2014, Mr. Stropki received an option to purchase 9,409 shares at an exercise price of $28.23 per share, which was the closing trading price on the New York Stock Exchange on the date of the grant. All of the options granted to Messrs. Bartlett, Stropki and Stroup in fiscal 2014 vest equally on the first three anniversary dates following the grant date. The Compensation Committee intends to make the annual option grant to the independent directors under our director compensation program later in fiscal 2015, following a review of the Company’s long-term incentive compensation program.

Stock Ownership Guidelines for Directors

The Company believes that it is important for independent directors to maintain an equity stake in Rexnord to further align their interests with those of our stockholders. Independent directors must comply with stock ownership guidelines as determined from time to time by our board. The ownership guidelines for independent directors require that each independent director must own a minimum of $250,000 of Rexnord stock, which includes vested options, within five years of his or her initial election to the board. As of the record date, Messrs. Giangiacomo and Stroup were the only independent directors that had met the ownership guidelines; however, the Company believes that all of the independent directors will have met their stock ownership guidelines within the specified five-year window.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires Rexnord’s officers and directors, and persons who beneficially own more than 10% of Rexnord’s common stock, to file reports of ownership and changes in ownership with the SEC. These “insiders” are required by SEC regulation to furnish Rexnord with copies of all forms they file under Section 16(a).

All publicly-held companies are required to disclose the names of any insiders who fail to make any such filing on a timely basis within the preceding fiscal year, and the number of delinquent filings and transactions, based solely on a review of the copies of the Section 16(a) forms furnished to Rexnord, or written representations that no such forms were required. On the basis of filings and representations received by Rexnord, Rexnord believes that during fiscal 2014 our insiders have complied with all Section 16(a) filing requirements that were applicable to them.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

The following is a discussion of the material elements of compensation awarded to, earned by, or paid to our Named Executive Officers during our fiscal year ended March 31, 2014. Throughout this discussion, the individuals named in the Summary Compensation Table below are referred to as “Named Executive Officers” and the terms “Compensation Committee” or the “Committee” refer to the compensation committee of Rexnord Corporation, or in certain cases, to the compensation committee of RBS Global, Inc. (which was involved with compensation decisions during periods prior to the completion of our initial public offering (“IPO”) on April 3, 2012), whichever is appropriate from the context.

The Committee, in consultation with the board of directors, oversees our executive compensation agreements, plans and policies and has the authority to approve all matters regarding executive compensation. The Committee seeks to ensure that the compensation and benefits provided to executives were reasonable, fair and competitive and aligned with the short- and long-term goals of the Company so as to foster a “pay for performance” culture that places an emphasis on value creation and makes a portion of each executive’s compensation subject to the performance of the Company. Based upon these criteria, the Committee sets the principles and strategies that guided the design of our executive compensation program.

We compensate our executives through various forms of cash and non-cash compensation. Our executive officer compensation program includes:

•	Cash compensation:

•

base salaries, which are intended to attract and retain highly-qualified individuals (as base salary is frequently used as an initial metric for evaluating compensation) and provide a predictable stream of income for living expenses in an amount proportionate to the executive’s duties and responsibilities;

•	annual performance-based cash incentive awards, which are intended to award performance by tying additional cash compensation to specific Company and individual goals; and

•	discretionary bonuses, which can be used to recognize extraordinary performance or other unique contributions or circumstances that may not be quantifiable;

•

Long-term equity incentive awards, which are intended to further align the financial interests of management with those of our stockholders and incent executive officers by providing economic rewards tied to increased value of the Company over an extended period of time;

•

Employment agreements that are intended to help assure the continuing availability of the executives’ services over a period of time and protect the Company from competition post-employment, and that provide protection and a certain degree of certainty to the executives in the event of certain terminations, including in connection with a change in control; and

•	Retirement benefits, which are intended to reward long-term service to us and provide incentive to remain with us by building benefits for eventual retirement.

Prior to our IPO, Apollo owned over 90% of our outstanding common stock. As a result, our compensation structure prior to the IPO reflected policies, practices and metrics used by Apollo that were appropriate for a privately-held company. However, since the completion of our IPO and as discussed in more detail below, we have modified and intend to continue to modify our compensation programs to better reflect our status as a public company and to further strive for a “pay for performance” culture aimed at creating value for our stockholders.

General Compensation Philosophy and Objectives of Executive Compensation Programs

The foundation of our executive compensation program is to reward our executives for achieving specific strategic goals of the Company and to align each executive’s interest with that of our stockholders. We believe that rewarding executives for superior levels of achievement will result in significant long-term value creation for us and our stockholders. As a result, we believe that the compensation packages we provide to executives, including the Named Executive Officers, must include both cash-based and equity-based elements that reward short- and long-term performance. The Committee or its designated member, with input from the Chief Executive Officer (“CEO”) (for executives other than himself), evaluates the performance of our executives and their compensation packages to ensure that we maintain our ability to retain highly talented key employees and attract new talent, as needed, to successfully grow and lead the organization.

We have created a “pay for performance” culture that places an emphasis on value creation and subjects a portion of each executive’s compensation to risk depending on the performance of the Company. As such, we base our executive compensation program on the following philosophies:

•	The compensation program should support the business by establishing an emphasis on critical objectives and long-term strategy without encouraging unreasonable risk taking;

•	Each executive’s total compensation should correlate to his or her relative contribution to the Company and achievement of individual goals;

•

A portion of each executive’s total compensation should be based on the achievement of corporate and individual performance goals and objectives in a way that incents results without encouraging unreasonable risk taking;

•	Executives should be rewarded for superior performance through annual cash-based incentives and, if appropriate, the grant of equity-based awards; and

•

Executives should be protected during their employment and incentivized in the event of a change in control through employment agreements and other arrangements that are intended to retain executives and provide a degree of security to executive officers to assist their focus on corporate goals, especially in cases where the Company’s interests may diverge from a personal interest.

Our executive compensation program is designed to focus our executives on critical business goals that translate into long-term value creation. As a result, we believe that a meaningful portion of our executives’ compensation should be variable and based on overall corporate financial performance. That goal is achieved through our Management Incentive Compensation Plan (the “MICP”), which is more fully described below. Another element of our executive compensation program is designed to reward annual improvement in personal objectives. For each fiscal year, individualized target performance areas are determined for each executive, and a component of each executive’s compensation under the MICP is dependent upon achievement of those objectives. These individualized target performance areas, referred to as annual improvement priorities (“AIPs”), are designed to drive results beyond the financial targets for the year in areas that are critical to the long-term success of the Company. Our executive compensation program also aims to reward long-term value creation through equity-based awards that help align the financial interests of management with those of our stockholders since the ultimate value of equity-based awards is tied to the value of our stock. In addition, our compensation program includes employment agreements that contain change in control provisions and that are intended to facilitate those officers’ commitment and dedication to the Company.

For our CEO in particular, the Committee intends the compensation structure to provide opportunities that are particularly focused on high performance and that emphasize long-term value creation for our stockholders. To maintain a steady focus over a period of time, the Committee intends to keep incentives and programs in place for a more extended period of time. The current intention is to conduct a comprehensive review of the CEO’s compensation programs approximately every four years, rather than making adjustments annually, although the Committee may, in its discretion, make changes or review specific pay elements between periodic assessments, like it did in fiscal 2013 when it entered into an employment agreement with the CEO and the other

Named Executive Officers. In fiscal 2012, following an in-depth review, the Committee increased the CEO’s base salary (but indicated that it intended to maintain that salary level for approximately four years) and also made a significant multi-year option grant to the CEO (with no future grants to the CEO contemplated for approximately four years) in connection with the successful completion of the IPO. Consequently, since then, the Committee has not increased the CEO’s base salary, nor did it grant any options to the CEO. However, from time to time the Committee reviews and considers the optimal approach for CEO compensation. Further, because of the particularly important nature of the CEO’s role, the design and approach to CEO compensation may differ from the approach to be used for other executive officers and key employees within the Company, although an approach similar to that used for the CEO also may be used for others.

In setting compensation, the Committee also considers the results of advisory “say-on-pay” stockholder votes when making compensation decisions. At the fiscal 2013 annual meeting, when the Company’s first advisory “say-on-pay” vote was held, the Company’s stockholders voted to approve, by a significant margin, the compensation of the Company’s executive officers. The Company holds such “say-on-pay” votes every three years, which is consistent with the results of the stockholder advisory vote on the frequency of “say-on-pay” votes that was held at the fiscal 2013 annual meeting.

As described in more detail below, our compensation program is composed of elements that are generally paid on a short-term or current basis (such as base salaries and annual performance-based awards) and elements that are generally paid out on a longer-term basis (such as long-term equity incentives and retirement benefits). We believe this mix of short-term and long-term elements allows us to achieve our compensation objectives of attracting and retaining top executives, creating a pay-for-performance culture and emphasizing long-term value creation for us and our stockholders without encouraging unreasonable risk taking.

Setting Executive Compensation and the Role of Our Executive Officers in Compensation Decisions

The Committee or its designated member(s) annually reviews and approves all compensation decisions related to our Named Executive Officers. Near the beginning of each fiscal year, the CEO establishes the AIPs for each executive officer other than himself; the Committee or its designated member(s) establishes the AIPs for the CEO. At the end of the year, prior to making the annual compensation determinations for each executive officer, one or more members of the Committee work together with the CEO to review the performance of the Company (and, if applicable, the respective business group), the role of each executive in the various aspects of that performance and the executive’s level of achievement of his AIPs. Based on this review, the CEO makes recommendations to the Committee as to the compensation of all senior management, including the Named Executive Officers other than himself. The Committee or its designated member(s) considers these recommendations in making the final determinations. Other than our CEO, none of the Named Executive Officers had any role in determining the fiscal 2014 compensation of other Named Executive Officers. We anticipate that the CEO will continue to have a role in setting the compensation for the senior management of the Company other than himself.

The Committee believes that its compensation decisions should be based primarily on the performance of the Company and the individual executive officers, as well as each executive officer’s responsibility for the overall operations of the Company. Thus, the compensation levels for Mr. Adams are higher than they are for the other Named Executive Officers, reflecting his responsibility as CEO for the overall operations of the Company.

From time to time, the Committee uses compensation consultants to assist in making compensation decisions. For example, in fiscal 2012, in anticipation of our IPO and as part of our planning to transition to becoming a public company, the Committee engaged a compensation consultant to evaluate the relative strengths and weaknesses of our compensation packages generally and the CEO’s compensation package in particular and to evaluate the appropriate mix of compensation elements. During fiscal 2012, the Committee engaged Towers Watson, a compensation consultant, to assess the CEO’s compensation package, as well as directors’ compensation and the level of certain long-term equity awards. In fiscal 2012, management engaged Meridian

Compensation Partners, LLC (“Meridian”), another compensation consultant, to review our officers’ cash and non-cash compensation levels, and their appropriate mix, as compared to officers at other companies in our industry, although we did not aim for specific percentile targets. In addition, management engaged Meridian to assist with the design and implementation of the Rexnord Corporation 2012 Performance Incentive Plan (the “2012 Incentive Plan”) and to help benchmark the equity grants to be made under the 2012 Incentive Plan. The analyses generated by Meridian were shared with, and considered by, the Committee when making compensation determinations in fiscal 2012 and subsequent years.

Also, in fiscal 2015, the Committee engaged the services of Towers Watson to analyze the Company’s overall compensation practices, including various aspects of its long-term incentive compensation program. Prior to engaging Towers Watson to perform this review, the Committee considered the relevant factors set forth in the SEC and New York Stock Exchange rules and determined that Towers Watson is sufficiently independent to appropriately advise the Committee on such matters and that its relationship with Towers Watson does not give rise to any conflict of interest. Going forward, the Committee expects that it will continue to engage compensation consultants as appropriate, and will conduct an assessment of consultants’ independence prior to any such engagement.

Fiscal 2014 Executive Compensation Components and Determinations

The principal components of our executive compensation program for the fiscal year ended March 31, 2014 are discussed below.

Base Salary. Historically, the Committee has reviewed base salaries annually and made adjustments from time to time – for example, in connection with promotions and other changes in responsibilities. As discussed above, the Committee intends to review base salaries annually for executives other than the CEO, but to conduct a comprehensive review of the CEO’s salary and other compensation only once every four years. In determining base salaries, the Committee considers the executive’s responsibilities, experience, skills, sustained level of performance in the job, performance in the prior year, contribution to overall business goals, publicly-available data, information obtained from compensation consultants and the CEO’s recommendations (with respect to executive officers other than himself). Based on the Committee’s subjective review of these factors, the Committee determines each Named Executive Officer’s base salary.

In fiscal 2014, the Committee continued a practice it started in fiscal 2012 with respect to the CEO’s compensation. In fiscal 2012, based in part on the study by Towers Watson, the Committee structured the CEO’s compensation to be more highly performance-based in order to focus on long-term value creation for stockholders. As such, the Committee set Mr. Adams’ base salary slightly below the peer group market median at that time, but set his annual MICP target cash bonus opportunity above the peer group market median. The Committee believes that this approach promotes its “pay for performance” philosophy. For purposes of its review, Towers Watson used a peer group consisting of: Actuant Corporation; Ametek, Inc.; Crane Co.; Idex Corporation; RBC Bearings Inc.; Robbins & Myers Inc.; Roper Industries, Inc.; and Watts Water Technologies, Inc. (the “Towers Watson Peer Companies”).

With respect to the other executives, in fiscal 2014, the Committee approved the cash compensation (base salary and bonus opportunity) as initially presented by management, which reflected the fiscal 2012 study conducted by Meridian, and believes that cash compensation was competitive to market. The fiscal 2012 Meridian study used a peer group consisting of: Actuant Corporation; Albany International Corp.; Acuity Brands, Inc.; Ametek, Inc.; Barnes Group Inc.; Belden Inc.; Brady Corporation; Briggs & Stratton Corporation; Circor International Inc.; Clarcor Inc.; Crane Co.; Enpro Industries, Inc.; Franklin Electric Co., Inc.; Idex Corporation; Kennametal Inc.; Lincoln Electric Holdings, Inc.; Mueller Industries, Inc.; Mueller Water Products, Inc.; Nordson Corporation; Regal Beloit Corporation; Roper Industries, Inc.; Tennant Company; Thomas & Betts Corporation; Trimas Corporation; Valmont Industries, Inc.; Watts Water Technologies, Inc.; and Woodward, Inc. (the “Meridian Peer Companies”).

Based on the above reviews, the Committee determined the base salaries for the Named Executive Officers as indicated in the following table; the table also contains information showing the percentage change in base salary for each of the Named Executive Officers between fiscal 2014 and fiscal 2013.

Name	2014 Base Salary ($)	Increase in Base Salary Compared to 2013 (%)
Todd A. Adams	$750,000	0%

Mark W. Peterson	385,000	15%

Praveen R. Jeyarajah	436,720	3%

The Committee set Mr. Adams’ base salary in September 2011 at $750,000, which reflected the Committee’s satisfaction with his performance, the increasing size and scope of Rexnord’s business and the Committee’s evaluation of the Towers Watson study and related peer market data. Consistent with the philosophy discussed above, the Committee did not increase Mr. Adams’ base salary in fiscal 2014. With respect to the other Named Executive Officers, the Committee determines annual base salary increases, if any, during its review process in or around June each year. At that time, Mr. Peterson received a 15% salary increase for fiscal 2014, which reflects his strong performance for the year and continued efforts to make his base salary competitive with the pay level of other chief financial officers, and Mr. Jeyarajah received a 3% salary increase for fiscal 2014, which reflects his strong performance for the year.

Annual Performance Based Awards. We believe that a substantial portion of our executive officers’ compensation should be variable, based on overall corporate financial performance, and provide an opportunity to earn additional awards in connection with superior business and individual performance.

Cash incentives for our executive officers are principally awarded through the MICP. The MICP is designed to provide our key officers, including our Named Executive Officers, with appropriate incentives to achieve and exceed key annual business objectives by providing performance-based cash compensation in addition to their annual base salary. Under the terms of the MICP, participants are eligible to earn cash incentives based upon the achievement by the Company of the corporate financial targets established by the Committee and each executive’s individual performance and achievement of AIPs; all amounts awarded under the MICP are also subject to the overall review, approval and potential adjustment by the Committee.

Near the beginning of each fiscal year, the board of directors, based on input from the CEO and CFO, approves the corporate financial performance targets for the Company and the Committee uses those to set the financial targets under the MICP; the Committee or its designee sets the AIPs for our CEO; and our CEO establishes the AIPs for all of the other senior management, including the Named Executive Officers, participating in the MICP. In setting the financial targets, the Company considers its strategic plan and determines what achievement will be required on an annual basis to drive to its multi-year performance commitment.

Under the MICP, each participant’s target incentive amount is based upon a specified percentage of the participant’s annual base salary. In making determinations for fiscal 2014 MICP awards to executive officers and other key personnel, the Committee reviewed, among other factors, the results of the fiscal 2012 compensation consultants’ studies of the Company’s cash compensation. For fiscal 2014, the target incentive amounts for Messrs. Adams, Peterson and Jeyarajah were 125%, 50% and 50% of base salary, respectively. The level for each executive was set so as to incentivize executives to achieve superior corporate and individual results by providing meaningful compensation upon the achievement of established goals. As discussed above, the fiscal 2014 target incentive level for Mr. Adams was set above the market median of CEOs at the Towers Watson Peer Companies so as to make his compensation more focused on value creation for stockholders. However, the Committee also established a maximum payment (which was set at 250% of his base salary) that could be earned by Mr. Adams under the MICP because the Committee believed such a cap is more appropriate for a public company, but that the cap is at a sufficiently high level so as to continue to encourage particularly strong performance.

Under the terms of the MICP, each participant is initially entitled to his target incentive amount if 100% of the specified performance targets (“Base Targets”) are achieved. For the Named Executive Officers to be eligible for a minimum incentive under the corporate financial performance metrics, which are subject to adjustment by the Committee in extraordinary circumstances, the Company must reach a specified cliff set near the beginning of each fiscal year, which, for fiscal 2014, was at least 90% of either of the respective metrics (which are described in more detail below) with an accelerated payout schedule for attainment as summarized in the below table:

Achievement	90% of Base Targets	100% of Base Targets	105% of Base Targets	110% of Base Targets	115% of Base Targets	120% of Base Targets	125% of Base Targets	130% of Base Targets	135% or > of Base Targets
Financial Factor Payout	50%	100%	112.5%	125%	150%	175%	200%	225%	250% and >*

*	For each additional 5% increase in the percent of Base Target plan achievement above 115%, the financial factor payout will increase 25%; provided however, that the CEO is subject to a maximum payout, which for fiscal 2014 was a maximum of 250% of the CEO’s base salary.

Except with respect to Mr. Adams, the MICP does not set a limit on the maximum incentive opportunity payable with respect to the corporate financial performance portion of the incentive formula because the Committee believes that the incentive compensation for the fiscal year should increase incrementally as the level of achievement increases, and the Company does not want to discourage executives from striving for superior results. However, the Committee has discretion to increase or decrease the amount actually paid out under the MICP if necessary to account for certain corporate events or other factors that may have disproportionately affected the formulaic results or to adjust for how the formulaic results are calculated (as it did for fiscal 2014 performance to adjust the Unlevered Free Cash Flow metric for certain extraordinary items such as transaction costs related to the two securities offerings in fiscal 2014 and the review of strategic alternatives initiated by the Board of Directors, non-capitalized cash costs related to the refinancing of our credit agreement, and non-cash excess tax benefits). In addition, there is no minimum incentive payable under the MICP even if 90% or more of the corporate financial performance metrics are achieved because the incentive payment is subject to the individual’s AIP multiplier (also referred to as personal performance multiplier), which could be 0%.

After the corporate financial results have been calculated under the MICP, each individual’s personal performance and AIPs are evaluated, after which the individual’s personal performance multiplier is applied to determine the amount of the incentive earned. The personal performance multiplier ranges from 0% to 150%. The Committee believes it is important for the MICP to align each Named Executive Officer’s compensation with his individual performance and the overall performance of the Company. Under the MICP, the personal performance objectives are intended to reinforce cross-functional, business teamwork, should generally tie to strategy deployment objectives and should be aggressive, measureable and critical to success of the Company’s business.

As noted above, Base Targets under the MICP are comprised of corporate financial performance metrics, which are similar for each Named Executive Officer, and individual AIPs. In fiscal 2014, the financial performance metrics for Messrs. Adams, Peterson and Jeyarajah were the same and were based on the Company consolidated financial performance metrics. For fiscal 2014, the financial performance metrics for the consolidated Company were based upon EBITDA and Unlevered Free Cash Flow, each 50% weighted. The Committee chose these measures, and continued them for fiscal 2015, because it believes they correlate to the Company’s and its stockholders’ strategic goals. Specifically, the Company uses EBITDA as a measure under the MICP because it believes EBITDA is an important supplemental measure of performance and is frequently used by analysts, investors and other interested parties in the evaluation of companies in our industry; further, the Company used EBITDA in fiscal 2014 because it is often used by lenders, and compared by analysts and investors in evaluating the performance of issuers of “high yield” securities (as Rexnord was at the beginning of fiscal 2014, due to its then-outstanding senior notes), since it is a common measure of the ability to meet debt service obligations. The Committee uses Unlevered Free Cash Flow as a metric under the MICP because the

Committee believes it represents the ability to generate cash and, therefore, potentially improve profits, and because it eliminates the impact of cash interest, over which management has relatively little control. It also provides increased transparency around operating cash flow generation and, therefore, aligns the Named Executive Officers’ incentive compensation with a measure over which they have more control.

We define EBITDA as net income plus interest, income taxes, depreciation and amortization, plus adjustments for restructuring, stock based compensation expense, other (income) expense, LIFO (income) expense, un-budgeted acquisitions, and other non-recurring items, translated at constant currency as used for internal management reporting. We define Unlevered Free Cash Flow, for purposes of the MICP, as cash flow from operations less capital expenditures, as adjusted for cash interest on the Company’s outstanding debt obligations (to simulate a debt-free capital structure), un-budgeted acquisitions, and other non-recurring items as used for internal management reporting. The Unlevered Free Cash Flow metric is used solely for associates whose MICP performance is tied to the Company’s consolidated financial performance, including all of our Named Executive Officers. For all other associates eligible to participate in our MICP, their cash flow metric is tied to Divisional Free Cash Flow, defined as EBITDA plus or minus changes in trade working capital (accounts receivable, inventory and accounts payable) less capital expenditures as used for internal management reporting. While these metrics may be measured at various levels within the organization, the mechanics of the calculations are substantially the same for other management personnel and salaried employees eligible to participate in MICP.

The Committee’s intention in setting the Base Targets under the MICP for fiscal 2014 was to provide strong incentive for the executives to perform at a high level and create value for our owners in order for any annual incentives to be earned, thereby requiring an exceptional level of performance to attain or exceed the target level, without setting so high of targets that they would not be attainable or that it would encourage excessive risk-taking to achieve them. The Committee established the consolidated EBITDA and Unlevered Free Cash Flow targets for fiscal 2014 near the beginning of the fiscal year. When determining results for the Unlevered Free Cash Flow metric under the MICP, the Committee made adjustments to account for certain extraordinary items. As a result, the Committee determined that the Company consolidated EBITDA for purposes of the MICP payout for fiscal 2014 was $413.0 million or 97% of the target, which would generate a payout amount of 85% of target, and that Unlevered Free Cash Flow for purposes of the MICP payout for fiscal 2014 was $304.3 million or 112% of the adjusted target, which would generate a payout amount of 135% of target. Together, under the MICP formula, the corporate financial performance factors would have generated a payout amount of 110% of the target. After each fiscal year, the Committee makes a determination as to whether the respective EBITDA and Unlevered Free Cash Flow targets were met, and determines the extent, if any, to which the target incentives should be paid based on these results and other factors. Under the MICP, if any acquisition or disposition of any business by the Company, merger, consolidation, split-up, spin-off, or any unusual or nonrecurring transactions or events affecting the Company, or the financial statements of the Company, or change in applicable laws, regulations, or accounting principles occurs such that an adjustment is determined by the Committee to be appropriate, then the Committee will, in good faith and in such manner as it may deem equitable, adjust the financial targets of the MICP or modify the payouts thereunder. With respect to fiscal 2014 performance, the Committee determined that no additional adjustments were necessary and, therefore, approved a payout of 110% with respect to the corporate performance targets for the fiscal 2014 MICP.

As mentioned above, aggregate incentives under the MICP are weighted to include both corporate financial performance metrics as well as personal performance, thus the results under the corporate financial metrics are subject to increase or decrease based on the personal performance multiplier and achievement of AIPs. For fiscal 2014, Mr. Adams’ AIPs focused on overall growth and performance of the Company; Mr. Peterson’s AIPs focused on compliance and the financial strength and systems of the Company; and Mr. Jeyarajah’s AIPs focused on establishing processes and identifying opportunities for potential acquisitions.

After completion of the fiscal year, the Committee or its designee reviewed the CEO’s level of personal performance and the achievement of AIPs. Additionally, the Committee or its designee, along with input from the CEO, reviewed the remaining Named Executive Officers’ level of personal performance and the achievement of AIPs and, as a result, determined a personal performance multiplier of 1.30 for Mr. Adams, 1.30 for Mr. Peterson and 1.13 for Mr. Jeyarajah, for fiscal 2014.

Utilizing the corporate financial targets and the personal performance multiplier results, the incentive payments under the MICP for Messrs. Adams, Peterson and Jeyarajah for fiscal 2014 were $1,340,600, $275,300 and $271,400, respectively.

Discretionary Bonuses. In addition to annual incentive awards under the MICP, the Committee has the authority and discretion to award additional performance-based compensation to our executives if the Committee determined that a particular executive has greatly exceeded his objectives and goals or made a unique contribution to the Company during the year, or other circumstances warrant. No discretionary bonuses were awarded to our Named Executive Officers in fiscal 2014.

Long-Term Equity Incentive Awards.

The Company and the Committee provide incentives that link our Named Executive Officers’ compensation to the returns experienced by our stockholders, primarily through awards under the 2012 Incentive Plan. While certain previously granted options remain outstanding under the Rexnord Corporation 2006 Stock Option Plan (as amended, the “2006 Option Plan”), no further awards may be made under the 2006 Option Plan.

The Committee intends to make annual or regularly-recurring grants of equity awards to our Named Executive Officers or other officers, employees, directors and consultants. As mentioned above, the Committee has adopted an approach to conduct a comprehensive review of the CEO’s compensation every four years. In connection with that review, as well as the advice of Towers Watson and information that management obtained from Meridian, in fiscal 2012, the board of directors made a significant grant of options to the CEO that was contingent on the IPO, with the intention that the CEO would not receive additional option grants for four years. Additionally, the Committee decided that grants under the 2012 Incentive Plan should have a somewhat more back-loaded cliff vesting schedule (50% of the options vest after three years and the remaining 50% vest after five years) for options granted to officers and employees to encourage long-term commitment to the Company. With respect to the other Named Executive Officers and other key employees, the Committee intends to use an annual grant schedule (although the Committee made a multi-year grant to the CFO in May 2012). In fiscal 2013 and fiscal 2014, those grants were made in May, shortly following the announcement by the Company of prior year’s earnings – see “– 2012 Incentive Plan” below. The Committee may also make such grants from time to time, which the Committee currently expects to be evaluated on a quarterly basis, based on various facts and circumstances, including but not limited to new hires, changes in roles or responsibilities, individual performance, specific achievements and other associate retention considerations. The Committee believes that equity-based awards play an important role in fostering a pay for performance culture, in which incentives are created for our executives to maximize Company performance and align the interests of our executives with those of our stockholders.

2012 Incentive Plan

The 2012 Incentive Plan is intended to provide performance incentives to our officers, employees, directors and certain others by permitting grants of equity awards and performance-based cash awards to such persons, to encourage them to maximize our performance and create value for our stockholders. The 2012 Incentive Plan broadens the types of awards previously permitted by the 2006 Option Plan.

The 2012 Incentive Plan permits the grant of awards that may deliver up to an aggregate of 8,350,000 shares of common stock further subject to limits on the number of shares that may be delivered pursuant to incentive stock options, on the shares that may be delivered on the awards to any individual in a single year and on the number of shares that may be delivered on certain awards that are performance-based awards, within the meaning of Section 162(m) of the Internal Revenue Code. The types of permitted awards include incentive and non-qualified stock options, stock appreciation rights, stock bonuses, restricted stock and restricted stock units, performance stock and performance stock units, stock units, phantom stock, dividend equivalents and other similar rights to purchase or acquire shares, as well as cash awards. Awards may vest, in time, upon the occurrence of one or more events or by the satisfaction of performance criteria, or any combination. To the extent that awards are performance-based, they may be based on one or more criteria, including (without limitation) earnings, cash flow, revenues, operating income, capital reissues, or other quantifiable customer satisfaction or market share, or any combination. In addition to common stock, awards may also be made in similar securities whose value is derived from our common stock or as cash awards in various circumstances.

Awards with respect to which grant, vesting, exercisability or payment depend on the achievement of performance goals and awards that are options or stock appreciation rights granted to officers and employees are intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Internal Revenue Code. The 2012 Incentive Plan is administered by the Committee.

In March 2012, in connection with our IPO, we granted Mr. Adams a stock option award to acquire up to 937,000 shares of our common stock in order to recognize and reward Mr. Adams’ efforts and success over the years leading up to the offering and to provide him with a significant level of potential stock ownership so as to strengthen the alignment of his interests with those of our stockholders. The option was granted at an exercise price of $18.00 per share, which was the per share IPO price for our common stock. Similarly, in May 2012, Mr. Peterson was granted an option to purchase 225,000 shares with an exercise price of $22.03 per share, the closing price on the grant date. The options have a maximum term of ten years after the grant date; 50% of the options vest three years after the grant date and the remaining 50% vests five years after the grant date. The Committee intended these grants to be multi-year grants and, therefore, did not grant options to Mr. Adams or Mr. Peterson in fiscal 2014.

On May 23, 2013, as part of its practice of considering broader annual option awards, the Committee granted certain officers and employees options to purchase an aggregate of approximately 870,000 shares of common stock under the 2012 Incentive Plan, including an option to Mr. Jeyarajah to purchase 40,000 shares; Messrs. Adams and Peterson did not receive an option grant because they received a multi-year grant in calendar 2012. The May 2013 options were granted at $19.00 per share, which was the closing trading price on the New York Stock Exchange on the date of the grant. All of the options granted in May 2013 have a maximum term of ten years after the grant date and 50% of the options vest three years after the grant date, with the remaining 50% vesting five years after the grant date.

While the Committee intends to continue to provide annual long-term incentive opportunities to certain officers and employees, including the Named Executive Officers, it has decided, for fiscal 2015, to adjust the timing of any such awards until later in the fiscal year pending its ongoing review of the Company’s long-term incentive compensation program. See “Setting Executive Compensation and the Role of Our Executive Officers in Compensation Decisions” above.

2006 Option Plan

Equity awards granted under the 2006 Option Plan were generally provided through grants of options to purchase shares of our common stock. Those options historically were subject to time-based and performance-based vesting requirements. Upon the consummation of our IPO, all outstanding unvested options under the 2006 Option Plan were amended to vest solely based on continued employment with the Company over the vesting period and no longer vest based also on performance metrics. The board of directors made that change because it believed that the performance metrics historically used by the Company were not appropriate for a publicly-held company. As discussed above, grants are no longer made under the 2006 Option Plan.

Stock Ownership Requirements for the CEO. The Committee has adopted stock ownership guidelines for our CEO to align his interests with the long-term interests of our stockholders and to encourage significant levels of stock ownership. Guidelines are expressed as a multiple of the CEO’s base salary and were initially set at six times base salary. Shares owned and vested stock options are included in determining the CEO’s level of ownership. As of March 31, 2014, Mr. Adams had met the stock ownership guidelines.

Employment Agreements; Other Benefits Upon Termination. Historically, the Company generally has not entered into employment agreements with its domestic employees, including with its executive officers, because the Company believed that management and executives should be treated similarly to other employees and should be subject to at-will employment. Instead, the Company had employment offer letters to set forth the initial terms and conditions of employment, but generally those did not have continuing obligations. That said, the Company has, from time to time, entered into employment agreements with certain individuals, for example, in connection with acquisitions or significant transactions in order to retain key individuals.

The Committee has regularly considered whether employment agreements should be adopted more broadly than was the case with its historic practice. One such occasion for doing so was the evaluation of our compensation program following the IPO. In connection with that evaluation and recognizing the new context of being a public company, in November 2012, the Company entered into employment agreements with the Named Executive Officers; the employment agreements include change in control provisions. The Company has also entered into change in control, severance and/or retention agreements with certain other key employees. The Committee believes it is important to have agreements, including change in control provisions, to help assure the Company of the continuing availability of the Named Executive Officers’ and other key employees’ services over a period of time and protect the Company from competition post-employment, as well as to help assure that those individuals will not be distracted by personal interests in the case of a potential acquisition of Rexnord and to maintain their continuing loyalty to the Company. The Committee also believes that competitive factors require the Company to maintain these agreements in order to attract and retain talented executive officers. The change in control provisions in the executives’ employment agreements utilize a “double trigger” before benefits are payable because the Committee did not believe it was appropriate to provide benefits simply upon the change in control if employment is not affected. For more information regarding the employment agreements, including the change in control provisions, see “Executive Compensation – Employment Agreements and Potential Payments Upon Termination or Change in Control” below.

In addition, for all officers and employees, including the Named Executive Officers, outstanding options granted under the 2006 Option Plan may, and outstanding options under the 2012 Incentive Plan will, become fully vested immediately if Rexnord Corporation experiences certain liquidity events, such as being acquired, as set forth in those plans.

Retirement Benefits. Each of our continuing Named Executive Officers participates in qualified defined contribution retirement plans maintained by the Company on substantially the same terms as our other participating employees. None of the Named Executive Officers participates in a company defined benefit retirement plan.

Other Personal Benefits. The Company and its subsidiaries provide the Named Executive Officers with personal benefits, such as reimbursement of travel and remote office expenses, automobile-related benefits, club dues, tax and financial planning assistance, moving and relocation expenses and reimbursements, all of which the Company believes are reasonable, competitive and consistent with its overall compensation program. In that regard, the Committee has periodically reviewed the benefits provided to the Named Executive Officers. In particular, during fiscal 2014, all of the Named Executive Officers received club dues, Mr. Adams received estate planning assistance and Mr. Jeyarajah received reimbursement of office expenses for an office located in Washington D.C. In addition, Messrs. Adams and Peterson received an automobile allowance or participate in an automobile leasing program.

Tax Considerations. Section 162(m) of the Code limits the deductibility of compensation in excess of $1 million during a fiscal year to certain executive officers of publicly held companies. Exceptions are made for, among other things, performance based plans approved by stockholders. Stock options are considered performance based compensation. The provisions of Section 162(m) did not generally apply to the Company prior to the IPO, and the Company is currently in a transition period after which full compliance with Section 162(m) will be required for deductibility of covered compensation. Stockholder approval of the 2006 Stock Plan and the 2012 Incentive Plan was obtained prior to the IPO, among other reasons, to qualify for an exception from current Section 162(m) for any stock options awarded under the plans. The Committee intends to be mindful of these limitations, and compliance with Section 162(m) as appropriate, going forward.

Compensation Committee Interlocks and Insider Participation

In reliance on the transition rules for companies that were formerly “controlled companies” under the New York Stock Exchange rules, we do not have a Compensation Committee composed entirely of independent directors. However, none of the members of our Compensation Committee during fiscal 2014 was, and none of the current members of our Compensation Committee is, a current or former employee of the Company. We are required to have a Compensation Committee composed entirely of independent directors by February 5, 2015.

During fiscal 2014, the following directors served as members of the Committee at various points: Messrs. Berg, Giangiacomo, Sherman, Stropki (beginning in January 2014) and Stroup. Mr. Berg is a partner of Apollo Management, L.P., our largest stockholder. In fiscal 2014, Apollo (twice) and Mr. Sherman (once) exercised registration rights provided under remaining provisions of the stockholders’ agreements with the Company; as a result, there were two securities offerings involving Rexnord’s common stock during fiscal 2014. Pursuant to the stockholders’ agreements, the Company paid all of the expenses of Apollo and Mr. Sherman relating to those offerings (other than underwriting discounts and commissions, which were paid by the selling stockholders). In addition, during fiscal 2014, Apollo Global Securities, LLC, which was one of the underwriters in each of the securities offerings mentioned above, is an affiliate of Apollo; Apollo Global Securities, LLC received discounts and commissions out of the proceeds from those offerings, including the proceeds received by Rexnord related to the sale of stock by it. In addition, Apollo Global Securities, LLC served as a joint lead arranger and joint bookrunner in the refinancing of our credit facilities in fiscal 2014 and received a fee in connection with that transaction. See “Certain Relationships and Related Party Transactions” herein for more information regarding the relationships with Apollo and Mr. Sherman.

COMPENSATION COMMITTEE REPORT

The Committee is currently composed of the three non-employee directors named at the end of this report. As part of its duties, the Committee has reviewed and discussed with management the above “Compensation Discussion and Analysis.” Based upon this review and discussion, the Committee recommended to the Company’s board of directors that the “Compensation Discussion and Analysis” section be incorporated by reference in the Company’s Annual Report on Form 10-K and be included in this Proxy Statement.

Members of the Compensation Committee at the time of the filing of the Annual Report on Form 10-K and who approved this report:

Laurence M. Berg (Chair)

John M. Stropki

John S. Stroup

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table presents information about the compensation of our “Named Executive Officers,” as such term is defined in SEC rules. For fiscal 2014, our Named Executive Officers include our CEO, our CFO and our other executive officer.

Name	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)(4)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Todd A. Adams	2014	$750,000	$—	$—	$—	$1,340,600	$—	$34,106	$2,124,706
President and Chief	2013	750,000	—	—	—	850,750	—	30,367	1,631,117
Executive Officer	2012	730,000	—	—	6,745,493	1,200,000	—	30,414	8,705,907

Mark W. Peterson*	2014	377,307	—	—	—	275,300	—	31,541	684,148
Senior Vice President	2013	329,615	—	—	1,982,250	169,600	—	28,738	2,510,203
and Chief Financial Officer	2012	256,182	76,400	—	616,967	173,600	—	24,090	1,147,239

Praveen R. Jeyarajah	2014	434,763	—	—	314,000	271,400	—	44,011	1,064,174
Executive Vice President –	2013	422,154	—	—	528,600	190,800	—	42,929	1,184,483
Corporate & Business	2012	425,538	—	—	—	218,200	—	40,295	684,033
Development

*	Mr. Peterson was appointed Senior Vice President and CFO in November 2011. The information related to Mr. Peterson in the table for fiscal 2012 reflects his compensation from the Company for all of fiscal 2012, including his prior service as Vice President and Controller.
(1)	Salary reflects amounts actually paid during the fiscal year.
(2)	The amounts in column (f) reflect the grant date fair value computed in accordance with ASC 718 for option awards under the 2006 Option Plan or the 2012 Incentive Plan made in each year. ASC 718 requires the Company to recognize compensation expense for stock options and other stock-related awards granted to our employees and directors based on the estimated fair value of the equity instrument at the time of grant. For a discussion of the assumptions and methodologies used to calculate the amounts reported in this column, please see the discussion of option awards contained in Part II, Item 8, Note 15 – Stock Options, to our audited consolidated financial statements included in the Company’s Annual Report on Form 10-K for fiscal 2014.
(3)	The amounts in column (g) represent the dollar amount payable as cash incentive awards under the Company’s MICP to the Named Executive Officers for the respective fiscal year’s performance.
(4)	The amounts in column (i) for 2014 include the items listed in the table below.

Name and Principal Position	Year	401(k) Matching Contribution ($)	401(k) Personal Retirement Account (“PRA”) ($)	Automobile Allowance and Related Expenses ($)	Estate Planning ($)	Club Dues ($)	Other ($) (a)	Total ($)
Todd A. Adams	2014	$9,760	$7,650	$3,918	$980	$11,798	$—	$34,106

Mark W. Peterson	2014	9,288	7,650	14,208	—	395	—	31,541

Praveen R. Jeyarajah	2014	8,818	7,650	—	—	395	27,148	44,011

(a)	Consists of reimbursement of office expenses for Mr. Jeyarajah for an office located in Washington, D.C.

*    *    *

Narrative to Summary Compensation Table

The “Summary Compensation Table” above quantifies the value of the different forms of compensation earned by or awarded to our Named Executive Officers in fiscal 2014, 2013 and 2012. The primary elements of each Named Executive Officer’s total compensation reported in the table are base salary, long-term equity incentives consisting of stock options, cash incentive compensation and, for certain Named Executive Officers, a discretionary bonus. Named Executive Officers also earned or were paid the other benefits listed in Column (i) of the “Summary Compensation Table.”

The “Summary Compensation Table” should be read in conjunction with the tables and narrative descriptions that follow. The “Grants of Plan-Based Awards in Fiscal 2014” table, and the description of the material terms of the stock options that follows it, provide information regarding the long-term equity incentives awarded to our Named Executive Officers in fiscal 2014. The “Outstanding Equity Awards at Fiscal 2014 Year-End” and “Option Exercises and Stock Vested in Fiscal 2014” tables provide further information regarding the Named Executive Officers’ potential realizable value and actual value realized with respect to their equity awards. The discussion under “Employment-Related Agreements and Potential Payments Upon Termination or Change in Control” below is intended to further explain potential future payments that are, or may become, payable to our Named Executive Officers under certain circumstances.

Grants of Plan-Based Awards in Fiscal 2014

The following table presents information about grants of plan-based awards made to our Named Executive Officers during the fiscal year ended March 31, 2014.

	Award Type (1)	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (2)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise of Base Price of Option Awards (6) ($)	Closing Trading Price on Date of Grant ($)	Grant Date Fair Value of Stock & Option Awards (7) ($)
Name			Threshold (3) ($)	Target (4) ($)	Maximum (5) ($)	Threshold (#)	Target (#)	Maximum (#)
(a)		(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)		(l)
Todd A. Adams	MICP	06/01/2013	$468,750	$937,500	$1,875,000	—	—	—	—	—	—	—	—

Mark W. Peterson	MICP	06/01/2013	96,250	192,500	— (5)	—	—	—	—	—	—	—	—

Praveen R. Jeyarajah	MICP	06/01/2013	109,180	218,360	— (5)	—	—	—	—	—	—	—	—
	Options	05/23/2013	—	—	—	—	—	—	—	40,000	$19.00	$19.00	$314,000

(1)	All options granted in fiscal 2014 were made under the 2012 Incentive Plan with the following vesting schedule: 50% vest three years after the grant date and the remaining 50% vest five years after the grant date.
(2)	Amounts reflect target cash incentive awards under the MICP for the 2014 fiscal year for each Named Executive Officer. Actual amounts paid, if any, under the MICP for fiscal 2014 are included in the “Non-Equity Incentive Plan Compensation” column in the “Summary Compensation Table” above.
(3)	There is no minimum amount payable under the MICP. No payout is earned if either (i) the Company fails to achieve both of the minimum corporate targets for EBITDA and Unlevered Free Cash Flow or (ii) if an individual receives a zero achievement on his personal performance multiplier. The Threshold amount is 50% of the Target amount and the amount shown in column (c) represents the amount payable under the MICP if 90% of both of the performance measures is met and a 1.0 personal performance multiplier is applied. For each percentage point by which the Company missed its corporate financial performance targets, the potential bonus is reduced by 5 percentage points; no bonus is paid if the Company does not reach at least 90% of both of the corporate financial measures, however, a bonus is paid if the Company reaches at least 90% of one of the corporate financial measures.
(4)	Represents the amount payable under the MICP if 100% of both of the corporate financial performance measures are met and a 1.0 personal performance multiplier is applied, assuming each executive’s current annual base salary, excluding any additional discretionary bonus which could be paid under the plan.

(5)	Except for Mr. Adams and certain cases authorized by the Committee, the MICP does not set a limit on the maximum incentive opportunity payable with respect to the corporate financial performance-based portion of the incentive formula. For each percentage point above Target, the potential bonus is increased incrementally, in an amount equal to 2.5 percentage points for each of the first 10 percentage points over the Target and, thereafter, by 5 percentage points for each percentage point over 110% of the Target. For fiscal 2014, the Committee set a limit of 250% of base salary on the maximum incentive opportunity for Mr. Adams because it believed such a cap is more appropriate for a public company, but that the cap is at a sufficiently high level so as to continue to encourage particularly strong performance.
(6)	The exercise price is the closing trading price on the New York Stock Exchange on the date of the grant.
(7)	This amount represents the grant date fair value of the option awards calculated in accordance with ASC 718. See also the discussion of option awards contained in Part II, Item 8, Note 15 – Stock Options, to our audited consolidated financial statements included in the Company’s Annual Report on Form 10-K for fiscal 2014.

Narrative to Grants of Plan-Based Awards

As described under “Compensation Discussion and Analysis – 2014 Executive Compensation Components and Determinations – Annual Performance-Based Awards,” the MICP provides for cash incentive awards based on specified criteria. For Messrs. Adams, Peterson and Jeyarajah, the goals are based on: the achievement of personal goals, referred to as AIPs, and the achievement of minimum annual corporate financial performance targets.

The 2012 Incentive Plan is intended to continue to provide performance incentives to our officers, employees, directors and certain others by permitting grants of equity awards and performance-based cash awards to such persons, to encourage them to maximize our performance and create value for our stockholders, but broadens the types of awards permitted by the 2006 Option Plan. The options granted to Messrs. Adams, Peterson and Jeyarajah under the 2012 Incentive Plan, including those granted in fiscal 2014, vest as follows: 50% vest three years after the grant date; the remaining 50% vest five years after the grant date. See “Compensation Discussion and Analysis – Fiscal 2014 Executive Compensation Components and Determinations – Long-Term Equity Incentive Awards” above for more information regarding the 2012 Incentive Plan, as well as option grants made to our executive officers under that plan.

Outstanding Equity Awards at Fiscal 2014 Year-End

The following table presents information about outstanding and unexercised options held by our Named Executive Officers at March 31, 2014.

	Option Awards
Name	Grant Date		Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date (2)
(a)			(b)	(c)	(d)	(e)
Todd A. Adams	7/21/2006		81,012	—	4.790	7/21/2016
	4/19/2007		165,138	—	4.790	4/19/2017
	6/24/2008		89,914	—	9.609	6/24/2018
	7/30/2009		202,306	22,479	4.804	7/30/2019
	9/11/2009		449,572	49,952	4.804	9/11/2019
	10/29/2010		116,556	49,952	8.888	10/29/2020
	3/29/2012	(3)	—	937,000	18.000	3/29/2022

Mark W. Peterson	7/30/2009		3,747	1,873	4.804	7/30/2019
	7/29/2010		2,913	4,371	8.888	7/29/2020
	12/29/2011		41,627	41,627	18.737	12/29/2021
	5/11/2012	(4)	—	225,000	22.030	5/11/2022

Praveen R. Jeyarajah	10/29/2009		473,634	—	4.804	10/29/2019
	5/11/2012	(4)	—	60,000	22.030	5/11/2022
	5/23/2013	(5)	—	40,000	19.00	5/23/2023

(1)	All grants made prior to March 29, 2012 were made under the 2006 Option Plan. On and after March 29, 2012, all options were granted under the 2012 Incentive Plan. All options outstanding under the 2006 Option Plan generally vest over five years from the initial grant date (i.e., 20% of the initial grant vests each year remaining in the vesting period) – with 50% of the amount scheduled to vest each year (i.e., 10% of the total amount of the initial option) vesting on March 31 each year and the other 50% of the amount scheduled to vest each year (i.e., 10% of the total amount of the initial option) vesting on the grant date anniversary.
(2)	The option expiration date shown in column (e) above is the stated expiration date, and the latest date that the options may be exercised. The options may terminate earlier upon a termination of employment or in connection with a change in control of the Company.
(3)	Represents an option granted to Mr. Adams on March 29, 2012 (the date of commencement of trading of our common stock on the New York Stock Exchange) that was granted at the per share IPO price for our common stock. The option was conditioned upon the closing of our IPO, which occurred on April 3, 2012. The option vests 50% on March 29, 2015 and the remaining 50% on March 29, 2017.
(4)	The options granted on May 11, 2012 to Messrs. Peterson and Jeyarajah vest 50% after three years (May 11, 2015) and 50% after five years (May 11, 2017).
(5)	The options granted on May 23, 2013 to Mr. Jeyarajah vest 50% after three years (May 23, 2016) and 50% after five years (May 23, 2018).

Narrative to the Outstanding Equity Awards

Outstanding options as of March 31, 2014 consisted of options granted under the 2006 Option Plan and options granted under the 2012 Incentive Plan. See also “Compensation Discussion and Analysis – 2014 Executive Compensation Components and Determinations – Long-Term Equity Incentive Awards” above.

The options granted under the 2006 Option Plan may, and the options granted under the 2012 Incentive Plan will, become fully vested immediately if Rexnord experiences certain liquidity events or corporate transactions, such as certain business combinations or other events, as set forth in the applicable plan.

Option Exercises and Stock Vested in Fiscal 2014

The following table sets forth information about the Rexnord stock options that were exercised by the Named Executive Officers in fiscal 2014. No restricted stock or similar awards vested for the Named Executive Officers in fiscal 2014.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
(a)	(b)	(c)	(d)	(e)
Todd A. Adams	120,000	$1,995,772	—	—

Mark W. Peterson	43,587	634,598	—	—

Praveen R. Jeyarajah	302,500	5,259,359	—	—

(1)	Based on the difference between the exercise price and the sale prices on the date of exercise.

Pension Benefits

None of the Company’s Named Executive Officers participated in any qualified or nonqualified defined-benefit pension plans as of March  31, 2014.

Nonqualified Deferred Compensation

None of the Company’s Named Executive Officers participated in any nonqualified defined contribution plans as of March 31, 2014.

Employment Agreements and Potential Payments Upon Termination or Change in Control

Employment Agreements and Change in Control Benefits. In November 2012, the Company entered into employment agreements with each of Messrs. Adams, Peterson and Jeyarajah. See “Compensation Discussion and Analysis – Fiscal 2014 Executive Compensation Components and Determinations – Employment Agreements” above. This section describes certain material provisions of the agreements as related to employment and post-employment compensation.

Each employment agreement has an initial term of three years and is automatically extended each year after the initial term for another one-year term, unless the specified notice is given. The agreements also provide that if there is a change in control, then the terms will continue for two years. Among other things, the agreements specify the effects if the Company terminates a Named Executive Officer for cause, or a Named Executive Officer leaves the Company for good reason, and determines the compensation payable upon such events, as well as payments in connection with a change in control, as follows:

Termination not for cause and not in connection with a change in control

Pursuant to the agreements, in the event the Named Executive Officer is terminated without “cause” (as defined below), the Named Executive Officer generally will be entitled to receive:

•

severance payments equal to the sum of the officer’s current base salary plus his annual target bonus (multiplied by 1.5 in the case of Mr. Adams), payable in installments over a 12-month period (18 months in the case of Mr. Adams);

•	any unpaid bonus earned with respect to any fiscal year ending on or prior to the date of termination and a pro-rated annual bonus for the fiscal year in which the termination occurs;

•	continued participation in the Company’s medical plans for 12 months (18 months in the case of Mr. Adams); and

•

all of the Named Executive Officer’s unvested options and long-term incentive awards granted through the date of termination shall vest or be forfeited, and any such vested awards granted as stock options shall be exercisable until the earlier of one year from the termination date or the expiration of the original scheduled term of such options.

Pursuant to the employment agreements, “cause” is defined to include each Named Executive Officer’s: willful and continued failure to perform his duties following appropriate opportunities to cure the deficiencies; conviction of (or pleading guilty or no contest to) a felony or any crime involving moral turpitude; gross misconduct in the performance of his employment duties; and lack of authority to enter the employment agreement without violating another agreement to which officer was a party.

Termination in connection with a change in control

Each employment agreement provides that if, within 90 days prior to or two years following a “change in control” (as defined below), the Named Executive Officer is terminated without cause or resigns for “good reason” (as defined below), the Named Executive Officer generally will be entitled to receive:

•

severance payments equal to the sum of the officer’s current base salary plus his annual target bonus multiplied by 1.5 (multiplied by two in the case of Mr. Adams), payable in installments over an 18-month period (24-month period in the case of Mr. Adams) (or, in a lump sum if the change in control is not does not meet certain requirements under Internal Revenue Code Section 409A);

•	any unpaid bonus earned with respect to any fiscal year ending on or prior to the date of termination and a pro-rated annual bonus for the fiscal year in which the termination occurs;

•

all of the Named Executive Officer’s unvested options and long-term incentive awards granted through the date of termination shall vest, and all vested options shall be exercisable until the earlier of one year from the termination date or the expiration of the original scheduled term of such options; provided that the limits under the 2012 Incentive Plan intended to reduce or eliminate the effects of IRC Sections 280G and/or 4999 will be applied only to the extent that such limits increase the after-tax amount the Named Executive Officer receives; and

•	continued participation in the Company’s medical plans for 18 months (two years in the case of Mr. Adams).

Under the agreements, a “change in control” of the Company generally will be deemed to occur when a person acquires more than 50% of the outstanding shares or voting power of Rexnord’s stock; a majority of the board consists of individuals who were not approved by a majority of the incumbent board; or Rexnord engages in a specified business combination or is dissolved. Upon a change in control of the Company, the Named Executive Officers will have the right for a period of two years to leave the Company for “good reason” and receive the amounts set out above. “Good reason” is defined as when the scope of a Named Executive Officer’s employment with the Company “negatively and materially” changes; the Named Executive Officer’s salary or target bonus opportunity is materially reduced; the Named Executive Officer’s principal office is to be relocated more than 50 miles from its present location; or, in the case of Mr. Adams, the failure by the Company to reelect him to the board.

Other terminations

In addition, under the agreements, the executives would be entitled to certain benefits upon other termination events as follows:

•

In the event of a termination due to death or disability, the Named Executive Officer would be entitled to receive any unpaid bonus earned with respect to any fiscal year ending on or prior to the date of termination and a pro-rated annual bonus for the fiscal year in which the termination occurs; disability insurance benefits or life insurance proceeds under applicable plans; and the executive’s unvested long-term incentive awards shall vest or be forfeited, and any vested stock options shall be exercisable in accordance with their terms.

•

If the executive terminates his employment without good reason and not in connection with a change in control, then all unvested stock options, restricted stock units, and other unvested long-term incentive grants shall be forfeited and cancelled, but all vested stock options shall remain exercisable in accordance with their terms.

•

If the Company terminates the executive’s employment without cause and other than for disability, the executive’s long-term incentive grants shall vest or be forfeited, and any stock options shall be exercisable in accordance with their terms (but not less than 90 days).

If the Company terminates the executive for cause, no additional benefits would be paid to the executive and all vested and unvested stock options, restricted stock units and other vested and unvested long-term incentives would be immediately forfeited and cancelled.

Under the agreements, the Company is also protected from competition by the Named Executive Officers after their employment with the Company would cease. Upon termination, the Named Executive Officers agree to not interfere with the relationships between the customers, suppliers or employees of Rexnord for 12 months (18 months in the case of Mr. Adams) in the event of a termination prior to a change in control and 18 months (two years in the case of Mr. Adams) in the event of a termination in connection with a change in control, and that they will not compete with Rexnord over the 12-month period following termination and in geographical locations proximate to Rexnord’s operations. Further, the Named Executive Officers have agreed to related confidentiality requirements after the termination of their employment and have agreed to provide a release of claims to the Company.

Other Potential Payments to the Named Executive Officers. In addition, for all officers and employees, including the Named Executive Officers, outstanding options granted under the 2006 Option Plan may, and outstanding options under the 2012 Incentive Plan will, become fully vested immediately if Rexnord Corporation experiences certain liquidity events, such as being acquired, as set forth in those plans and subject to any limitations in those plans intended to reduce or eliminate the effects of Internal Revenue Code Sections 280G and/or 4999 (with such limitations being modified by the employment agreements as described above).

Potential Benefits Table. The following table sets forth the estimated current value of benefits that could be paid to the Named Executive Officers upon various events of termination or a change in control under the individual employment agreements with Messrs. Adams, Peterson and Jeyarajah and/or the terms of various benefits plans available to the Named Executive Officers. These amounts are estimates only and do not necessarily reflect the actual amounts that would be paid to the Named Executive Officers; the actual amounts would be known only at the time that they become eligible for payment and would be payable only if a termination event or change in control were to occur. The tables reflect the amounts that could be payable under the various arrangements if a termination event or change of control had occurred at March 31, 2014. The table does not include certain payments or benefits, such as accrued vacation time, that are generally otherwise available on a non-discriminatory basis to all U.S. salaried employees or that were earned irrespective of the termination and/or the employment agreements.

Name	Cash ($)	Equity (1) ($)	Pension / Non-Qualified Deferred Compensation ($)	Perquisites / Benefits ($)	Tax Reimbursement ($)	Other ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Termination Due to Death or Disability

Todd A. Adams	$1,340,600	$13,042,987	—	—	—	—	$14,383,587

Mark W. Peterson	275,300	2,123,239	—	—	—	—	2,298,539

Praveen R. Jeyarajah	271,400	816,200	—	—	—	—	1,087,600

Termination By the Company Without Cause and Not in Connection with Change in Control

Todd A. Adams	$3,871,850	$13,042,987	—	$24,264	—	—	$16,939,101

Mark W. Peterson	852,800	2,123,239	—	15,840	—	—	2,991,879

Praveen R. Jeyarajah	926,480	816,200	—	16,176	—	—	1,758,856

Termination By the Company Without Cause, or By the Executive for Good Reason, in Connection with Change in Control

Todd A. Adams	$4,715,600	$13,042,987	—	$32,352	—	—	$17,790,939

Mark W. Peterson	1,141,550	2,123,239	—	23,760	—	—	3,288,549

Praveen R. Jeyarajah	1,254,020	816,200	—	24,264	—	—	2,094,484

(1)	Upon a change in control, outstanding unvested stock options as of March 31, 2014 could become vested under the terms of the 2006 Option Plan and would become vested under the terms of the 2012 Incentive Plan. Further, under the employment agreements, if within two years following the change in control, the Company terminates the executive, or the executive resigns for good reason, all unvested options will become vested upon such termination. The amount shown represents the difference in value of the outstanding unvested options between their exercise price and the $28.98 closing price on the New York Stock Exchange on March 31, 2014, the last trading day of fiscal 2014. The amount does not include the value of any options that have already vested at fiscal year end (including those options that vested on March 31, 2014), even though the Named Executive Officer could receive the value of those options in connection with a termination, along with other already-earned compensation.

Under the agreements described above, upon other events of termination (e.g., voluntary resignation, retirement), the Named Executive Officers would receive a payment for accrued salary and bonus, as well as the right to the value of already vested stock options, both of which are generally available on a non-discriminatory basis to all other U.S. salaried employees, and would not receive any other payments or benefits that are generally not available on a non-discriminatory basis to all other U.S. salaried employees. Further, if the Company terminates the executive for cause, no additional benefits would be paid to the executive and all vested and unvested stock options, restricted stock units and other vested and unvested long-term incentives would be immediately forfeited and cancelled.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The Audit Committee charter provides that the committee will review all material transactions between us and related parties to determine that such transactions are fair, reasonable and in our best interests. Management shall not cause us to enter into any new related-party transaction unless the Audit Committee approves that transaction. In addition, our Code of Business Conduct and Ethics discourages conflicts of interests with the Company and requires associates to disclose certain business opportunities to the Company.

In fiscal 2014, the Company was involved in the following transactions with directors, executive officers or greater-than-5% shareholders that require disclosure under applicable SEC rules. In addition, see “Corporate Governance – Director Independence” above for certain matters that the Board considered in determining director independence.

Stockholders’ Agreements and Fiscal 2014 Securities Offerings

In connection with the consummation of the acquisition of Rexnord by Apollo in 2006, we entered into two separate stockholders’ agreements (collectively, the “Stockholders’ Agreements”) – one with Rexnord Acquisition Holdings I, LLC, Rexnord Acquisition Holdings II, LLC (together with Rexnord Acquisition Holdings I, LLC, the “Apollo Holders”) and certain other of our stockholders, and the other with the Apollo Holders, George M. Sherman and two entities then-controlled by Mr. Sherman, Cypress Group, LLC and Cypress Industrial Holdings, LLC (collectively, “Cypress”). Pursuant to the Stockholders’ Agreements, (1) so long as the Apollo group owned any shares of our common stock it had the right to nominate a majority of our directors and (2) Mr. Sherman had the right to serve as a director until he resigned as a director or ceased to serve under a former consulting agreement with Cypress. All of the terms of the Stockholders’ Agreements (including the board nomination rights), terminated upon the consummation of our IPO on April 3, 2012, except for the registration rights provisions described below.

Under the terms of the Stockholders’ Agreements, we have agreed to register shares of our common stock owned by affiliates of the Apollo Holders under the following circumstances:

•

Demand Registration Rights. At any time upon the written request from the Apollo Holders, we will use our best efforts to register as soon as possible, but in any event within 90 days, our restricted shares specified in such request for resale under the Securities Act, subject to customary cutbacks. The Apollo Holders have the right to make two such written requests in any 12-month period. We may defer a demand registration by up to 90 days if our board of directors determines it would be materially adverse to us to file a registration statement.

•

Piggyback Rights. If at any time we propose to register restricted shares under the Securities Act (other than on Form S-4 or Form S-8), prompt written notice of our intention shall be given to each stockholder. If within 15 days of delivery of such notice, stockholders elect to include in such registration statement any restricted shares such person holds, we will use our best efforts to register all such restricted shares. We will also include all such restricted shares in any demand registration or registration on Form S-3, subject to customary cutbacks.

•

Registrations on Form S-3. The Apollo Holders may request in writing an unlimited number of demand registrations on Form S-3 of its restricted shares. At any time upon the written request from the Apollo Holders, prompt written notice of the proposed registration shall be given to each other stockholder having registration rights (currently only Mr. Sherman and affiliates). Within 15 days of delivery of such notice, the stockholders may elect to include in such registration statement any restricted shares such person holds, subject to customary cutbacks. Twice in fiscal 2014, the Apollo Holders made a request for demand registration on Form S-3 with respect to its shares; consequently, the Company filed two shelf registration statements on Form S-3 related to the offer and sale of Company securities, including the common stock held by the Apollo Holders and by Mr. Sherman (and affiliates). The Apollo Holders made an additional demand in fiscal 2015 for an offering that was completed in June 2014.

•

Holdback. In consideration of the foregoing registration rights, each stockholder has agreed not to transfer any restricted shares without our prior written consent for a period not to begin more than 10 days prior to the effectiveness of the registration statement pursuant to which any Company public offering shall be made and not to exceed 90 days following the consummation of any future public offering.

Pursuant to the Stockholders’ Agreements, Rexnord was required to pay all of the offering expenses (other than underwriters’ discounts and commissions on the shares of common stock sold by the Apollo Holders or Mr. Sherman and affiliated entities) related to the two registration statements filed in fiscal 2014, as well as the offering completed in fiscal 2015. The offering expenses (excluding such underwriters’ discounts and commissions) paid by the Company on behalf of the selling stockholders were $1.0 million and $0.4 million for the June 2013 and February 2014 offerings, respectively. The expenses are not yet determined for the offering completed in fiscal 2015.

Former Nominating Agreement

On April 3, 2012, we entered into an agreement with Apollo pursuant to which Apollo had the right, at any time until Apollo no longer beneficially owned at least 33 1/3% of our outstanding common stock, to nominate three designees to our board of directors. In addition, under our bylaws, until such time as Apollo no longer beneficially owned at least 33 1/3% of our outstanding common stock, certain important matters required the approval of a majority of the directors nominated by Apollo voting on such matters. As a consequence of Apollo’s ownership falling below 33 1/3% in June 2014, the nominating agreement and the above bylaw provisions are no longer in effect.

Other

Apollo Global Securities, LLC, which was one of the underwriters in each of the two fiscal 2014 securities offerings and the fiscal 2015 offering described above, is an affiliate of Apollo. Apollo Global Securities, LLC received (on a pro rata basis) discounts and commissions of approximately $0.1 million related to the sale of securities by Rexnord as part of the February 2014 offering. The underwriters’ discounts and commissions related to the shares sold by the Apollo Holders or Mr. Sherman and affiliated entities in the two fiscal 2014 offerings and the fiscal 2015 offering were paid by them and not by Rexnord.

Additionally, Apollo Global Securities, LLC served as a joint lead arranger and joint bookrunner in the refinancing of our credit facilities in August 2013, and in connection with that transaction, received a structuring/arrangement fee from us of $0.6 million.

PROPOSAL 2: RATIFICATION THE SELECTION OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2015

The board of directors proposes that the stockholders ratify the selection by the Audit Committee of Ernst & Young LLP (“E&Y”) to serve as the Company’s independent registered public accounting firm for fiscal 2015. Pursuant to the Sarbanes-Oxley Act and regulations promulgated by the SEC thereunder, the Audit Committee is directly responsible for the appointment of the independent registered public accounting firm. Although stockholder ratification of the Audit Committee’s selection of the independent registered public accounting firm is not required by our bylaws or otherwise, we are submitting the selection of E&Y to our stockholders for ratification to permit stockholders to participate in this important decision. If the stockholders fail to ratify the Audit Committee’s selection of E&Y as the Company’s independent registered public accounting firm for fiscal 2015 at the annual meeting, the Audit Committee will reconsider the selection, although the Audit Committee will not be required to select a different independent registered public accounting firm. Representatives of E&Y will not be present at the annual meeting.

The board recommends that you vote “FOR” the ratification of the Audit Committee’s selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2015.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the board of directors, which was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act, oversees and monitors the participation of Rexnord’s management and independent auditors throughout the financial reporting process and approves the hiring and retention of and fees paid to the independent auditors. The Audit Committee held four meetings during fiscal 2014. The Rexnord board of directors has adopted a written charter for the Audit Committee, which includes among other things, the duties and responsibilities of the Audit Committee; the current version of the charter is available on Rexnord’s website. Management has the primary responsibility for the financial statements and the reporting process, including internal control over financial reporting. The independent registered public accounting firm is responsible for expressing an opinion on the conformity of the Company’s audited financial statements with generally accepted accounting principles and an opinion on the effectiveness of the Company’s internal control over financial reporting.

During fiscal 2014, the Audit Committee discussed with management its evaluation of the effectiveness of the Company’s internal control over financial reporting as of March 31, 2014, and discussed with the independent auditors their evaluation of the effectiveness of the Company’s internal control over financial reporting. The Audit Committee also discussed with the Company’s internal auditors and the independent auditors the overall scope and plans for their respective audits. The Audit Committee met with the Company’s internal auditors and the independent auditors, with and without management present, to discuss the results of their examinations and their evaluations of the Company’s internal controls.

The Audit Committee also generally reviews other transactions between the Company and interested parties which may involve a potential conflict of interest. Each of Messrs. Bartlett, Christopoul and Stroup is independent as independence is defined in Rule 10A-3 of the Exchange Act and under the New York Stock Exchange listing standards.

In connection with its function to oversee and monitor the financial reporting process of Rexnord and in addition to its quarterly review of interim unaudited financial statements, the Audit Committee has done the following:

•	reviewed and discussed the audited financial statements for the fiscal year ended March 31, 2014, with Rexnord management;

•

discussed with E&Y, Rexnord’s independent auditors, those matters which are required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by The Public Company Accounting Oversight Board in Rule 3200T; and

•

received the written disclosure and the letter from E&Y required by the applicable standards of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with E&Y its independence.

Based on the foregoing, the Audit Committee recommended to the board of directors that the audited financial statements be included in Rexnord’s Annual Report on Form 10-K for the fiscal year ended March 31, 2014. The Audit Committee further confirmed the independence of E&Y.

Members of the Audit Committee at the time of the filing of the Annual Report on Form 10-K and who approved this report:

Mark S. Bartlett (Chair)

Thomas D. Christopoul

John S. Stroup

AUDITORS

Fees and Services

Fees (including reimbursements for out-of-pocket expenses) paid to E&Y for services in fiscal 2014 and 2013 were as follows:

	2014	2013
Audit fees:	$2,206,000	$2,377,000
Audit-related fees:	$825,000	$449,500
Tax fees:	$700,000	$319,000
All other fees:	$0	$0

The above amounts relate to services provided in the indicated fiscal years, irrespective of when they were billed. Audit fees related to services and expenses related to the 2014 and 2013 annual financial statement audits, including quarterly reviews, and services related to the now-concluded board of directors’ review of strategic alternatives; fiscal 2014 audit fees also included fees and expenses related to the Company’s two shelf registration statements filed in fiscal 2014 and the offerings of securities thereunder. During fiscal 2014 and 2013, audit-related services consisted of acquisition due diligence assistance. Tax services consisted primarily of tax return preparation and tax consultation. The Audit Committee considered the compatibility of the audit and non-audit services provided by E&Y with the maintenance of that firm’s independence.

Audit Committee Pre-Approval Policies and Procedures

All the services described above were approved by the Audit Committee in advance of the services being rendered.

The Audit Committee is responsible for the appointment, compensation, oversight and evaluation of the work performed by the independent registered public accounting firm. The Audit Committee must pre-approve all audit (including audit-related) services and permitted non-audit services provided by the independent registered public accounting firm in accordance with the pre-approval policies and procedures established by the Audit Committee.

The Audit Committee annually approves the scope and fee estimates for the quarterly reviews, year-end audit, statutory audits, acquisition due diligence and tax work to be performed by the Company’s independent registered public accounting firm for the next fiscal year. With respect to other permitted services, management defines and presents specific projects and categories of service for which the advance approval of the Audit Committee is requested. The Audit Committee pre-approves specific engagements, projects and categories of services on a fiscal year basis, subject to individual project thresholds and annual thresholds. In assessing requests for services by the independent registered public accounting firm, the Audit Committee considers whether such services are consistent with the auditor’s independence, whether the independent registered public accounting firm is likely to provide the most effective and efficient service based upon its familiarity with the Company, and whether the service could enhance the Company’s ability to manage or control risk or improve audit quality. In making its recommendation to ratify the appointment of E&Y as our auditor for fiscal 2015, the Audit Committee has considered whether the non-audit services provided by them are compatible with maintaining their independence. The Chief Financial Officer regularly reports to the Audit Committee regarding the aggregate fees for which the independent registered public accounting firm has been engaged for such engagements, projects and categories of services compared to the approved amounts.

*    *    *    *    *

By order of the Board of Directors

Patricia M. Whaley
Vice President, General Counsel and Secretary

Milwaukee, Wisconsin

June 17, 2014

A copy (without exhibits) of Rexnord’s Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended March 31, 2014, will be provided without charge to each record or beneficial owner of shares of Rexnord’s common stock as of the June 5, 2014 Record Date on the written request of that person directed to: Investor Relations, Rexnord Corporation, 4701 West Greenfield Avenue, Milwaukee, Wisconsin 53214. See also the cover page of this Proxy Statement. In addition, copies are available on Rexnord’s website at www.rexnord.com/investors.

No Spacing; ANNUAL MEETING OF STOCKHOLDERS OF REXNORD CORPORATION To Be Held At: Sebonack Golf Club 405 Sebonac Road Southampton, New York 11968 July 31, 2014 1:00 p.m. Eastern Time NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The notice of meeting, proxy statement and proxy card are available at http://www.astproxyportal.com/ast/17558 Please sign, date and mail your proxy card in the envelope provided as soon as possible. Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. 1. The election of each of the following nominees as a director for a three-year term expiring in fiscal 2018 (except as marked to the contrary below): O Thomas D. Christopoul O Peter P. Copses O John S. Stroup 2. Ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2015. In their discretion, the proxies are authorized to vote on any other business as may properly come before the Annual Meeting or any adjournment thereof. This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). If no instructions are specified, this proxy will be voted “FOR” each of the nominees for director listed in Proposal 1 and “FOR” Proposal 2. FOR AGAINST ABSTAIN FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below) INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: NOMINEES: THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES LISTED IN PROPOSAL 1 AND “FOR” PROPOSAL 2. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x Please detach along perforated line and mail in the envelope provided. 20330000000000000000 9 073114

No Spacing; Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. 1. The election of each of the following nominees as a director for a three-year term expiring in fiscal 2018 (except as marked to the contrary below): O Thomas D. Christopoul O Peter P. Copses O John S. Stroup 2. Ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2015. In their discretion, the proxies are authorized to vote on any other business as may properly come before the Annual Meeting or any adjournment thereof. This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). If no instructions are specified, this proxy will be voted “FOR” each of the nominees for director listed in Proposal 1 and “FOR” Proposal 2. FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below) INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: JOHN SMITH 1234 MAIN STREET APT. 203 NEW YORK, NY 10038 NOMINEES: ANNUAL MEETING OF STOCKHOLDERS OF REXNORD CORPORATION To Be Held At: Sebonack Golf Club 405 Sebonac Road Southampton, New York 11968 July 31, 2014 1:00 p.m. Eastern Time INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page. TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or call 1-718-921-8500 from other countries from any touchtone telephone and follow the instructions. Have your proxy card available when you call. Vote online/phone until 11:59 PM Eastern Time the day before the meeting. MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible. IN PERSON - You may vote your shares in person by attending the Annual Meeting. GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access. PROXY VOTING INSTRUCTIONS Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES LISTED IN PROPOSAL 1 AND “FOR” PROPOSAL 2. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x 20330000000000000000 9 073114 COMPANY NUMBER ACCOUNT NUMBER NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The notice of meeting, proxy statement and proxy card are available at http://www.astproxyportal.com/ast/17558 FOR AGAINST ABSTAIN

No Spacing;

. 14475

REXNORD CORPORATION

4701 West Greenfield Avenue

Milwaukee, Wisconsin 53214

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Todd A. Adams, Mark W. Peterson and Patricia M. Whaley as

proxies, each with full power of substitution, to represent and vote as designated on the reverse side, all the shares of common stock of Rexnord Corporation held of record by the undersigned on

June 5, 2014, at the Annual Meeting of Stockholders to be held at the Sebonack Golf Club, 405

Sebonac Road, Southampton, NY on July 31, 2014 at 1:00 p.m. Eastern Time, or any adjournment or postponement thereof.

(Continued and to be signed on the reverse side)

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.